Exhibit 2.1

EQUITY PURCHASE AGREEMENT

AND

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KENEXA CORPORATION

KENEXA TECHNOLOGY, INC.

BIRMINGHAM ACQUISITION CORP.

BRASSRING LLC

BRASSRING INC.

GANNETT SATELLITE INFORMATION NETWORK, INC.

BRLLC HOLDINGS, INC.

TRIBUNE NATIONAL MARKETING COMPANY

THE ACCEL PARTIES

AND

GERALD M. ROSBERG, AS EQUITYHOLDERS’ REPRESENTATIVE

Dated October 5, 2006

i

Section 11.7.	Parties in Interest	88
Section 11.8.	Expenses	88
Section 11.9.	Counterparts	88

SCHEDULES AND EXHIBITS

Schedules

Disclosure Schedules

Schedule 3.1	Organization and Qualification
Schedule 3.2	Subsidiaries
Schedule 3.4	No Conflict or Violation
Schedule 3.5	Equity Ownership of BrassRing LLC and BrassRing Inc.
Schedule 3.6	Options
Schedule 3.8	No Undisclosed Liabilities; Absence of Certain Changes
Schedule 3.9	Litigation
Schedule 3.10	Material Contracts
Schedule 3.11(a)(ii)	Employment Agreements between BRLLC, BRINC, and Subsidiaries
Schedule 3.11(b)(i)	Employee Plan Disclosure
Schedule 3.11(b)(ii)	Representation
Schedule 3.12(a)	Excess Parachute Payments
Schedule 3.12(b)	Estimated Amounts of Excess Parachute Payments
Schedule 3.13(e)	BrassRing LLC/BrassRing Inc. and Subsidiaries Tax Return Filings for Periods Ended On or After December 31, 2001
Schedule 3.13(f)	Foreign Persons Under Section 1445
Schedule 3.13(h)	Partnerships
Schedule 3.13(m)	Pass Through Entities
Schedule 3.13(r)	Equity Ownership and Dates of Issuance
Schedule 3.14	Environment
Schedule 3.15(b)(i)	Registered Intellectual Property
Schedule 3.15(b)(ii)	Material Unregistered Intellectual Property
Schedule 3.15(c)	IP Licenses
Schedule 3.15(i)	Infringement Claims
Schedule 3.15(j)	Infringement by Third Parties
Schedule 3.15(k)	Royalties or License Payments
Schedule 3.15(l)	Open Source Software
Schedule 3.15(m)	Software
Schedule 3.15(n)	Intellectual Property Assignments
Schedule 3.15(o)	Non-Competition Agreements
Schedule 3.15(p)	Intellectual Property Indemnification
Schedule 3.16	Privacy Policy
Schedule 3.17	Takeover Statutes
Schedule 3.20(b)	Leased Real Property
Schedule 3.22	Permits
Schedule 3.23	BrassRing Insurance Policies

Other Schedules

Schedule 6.1	Conduct of Business

v

Schedule 7.3(d)	Consents and Approvals

Exhibits

Exhibit A	Form Working Capital Statement

EQUITY PURCHASE AGREEMENT
AND AGREEMENT AND PLAN OF MERGER

THIS EQUITY PURCHASE AGREEMENT and AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 5, 2006, is by and among KENEXA CORPORATION, a Pennsylvania corporation (“Parent”), KENEXA TECHNOLOGY, INC., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Kenexa Technology”), BIRMINGHAM ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Kenexa Technology (“Acquisition Sub”), BRASSRING LLC, a Delaware limited liability company (“BRLLC”), BRASSRING INC., a Delaware corporation (“BRINC”), GANNETT SATELLITE INFORMATION NETWORK, INC., a Delaware corporation (“Gannett”), BRLLC HOLDINGS, INC., a Delaware corporation (“Post”), TRIBUNE NATIONAL MARKETING COMPANY, a Delaware corporation (“Tribune”), the ACCEL PARTIES (as defined herein) and Gerald M. Rosberg solely as the representative (the “Representative”) of the Equityholders (as defined below).

R E C I T A L S

WHEREAS, BRINC, Gannett, Post and Tribune are all of the Members of BRLLC and hold all of the issued and outstanding Membership Units of BRLLC; and

WHEREAS, Gannett, Post and Tribune (the “Selling Members”) desire to sell to Kenexa Technology, and Kenexa Technology desires to purchase from the Selling Members, all of the Selling Members’ respective Membership Units of BRLLC issued to and held by the Selling Members in accordance with the terms and conditions set forth herein; and

WHEREAS, Kenexa Technology, Acquisition Sub and BRINC intend to effect a merger of Acquisition Sub with and into BRINC in accordance with the terms and conditions set forth herein and the General Corporation Law of the State of Delaware (the “DGCL”), with BRINC being the surviving corporation of the of the merger, for the purpose of acquiring BRINC as a wholly-owned subsidiary of Kenexa Technology; and

WHEREAS, the boards of directors of the parties have each unanimously adopted this Agreement and approved the Transactions (as each such term is defined below), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the board of directors of BRINC has unanimously (i) determined that the Merger is fair to, and in the best interests of, BRINC and all of its Stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) recommended that the Stockholders adopt and approve this Agreement and the other transactions contemplated by this Agreement, and approve the Merger.

A G R E E M E N T

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.            Certain Definitions.  As used herein, the terms below shall have the following meanings.  Any such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accel Parties” means Accel VI L.P., a Delaware limited partnership, Accel Internet Fund II L.P., a Delaware limited partnership, Accel Keiretsu VI L.P., a Delaware limited partnership, Accel Investors ‘98 L.P., a Delaware limited partnership, Accel VI-S L.P., a Delaware limited partnership, Accel Investors ‘98-S L.P., a Delaware limited partnership and James W. Breyer.

“Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, criminal prosecution or unfair labor practice charge or complaint.

“Affiliate” means, with respect to any Person (as defined below), any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Alternative Transaction” means, with respect to BRLLC or BRINC and their respective Subsidiaries, any transaction or series of related transactions involving (i) the sale of all or a majority of the assets of either entity or any of their respective Subsidiaries, (ii) the issuance or sale of such number of Membership Units of BRLLC or shares of capital stock of BRINC entitling the holder thereof to elect a majority of the members of the board of managers of BRLLC or the board of directors of BRINC, as applicable, or (iii) a merger, consolidation, recapitalization or similar transaction involving BRLLC or BRINC.

“Assets” means all of BRLLC’s, BRINC’s and their respective Subsidiaries’ right, title and interest in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal, used in connection with the Business, which are either owned by BRLLC, BRINC or a Subsidiary of BRLLC or BRINC, or in which BRLLC or BRINC or a Subsidiary of either BRLLC or BRINC has any leasehold, in-license or other interest.

“Audited Balance Sheet” means the audited, consolidated balance sheet of BRINC, BRLLC and their respective Subsidiaries as of the Audited Balance Sheet Date.

“Audited Balance Sheet Date” means December 31, 2005.

“Audited Financial Statements” means the audited, consolidated balance sheet of BRLLC, its subsidiaries and affiliates, including BRINC, consolidated as a variable interest entity under FASB Interpretation No. 46, dated as of December 31, 2003 (restated), December 31, 2004 (restated) and December 31, 2005, and the related audited, consolidated statements of operations, members’ equity and cash flows for the each of the years ended December 31, 2003 (restated), December 31, 2004 (restated) and December 31, 2005.

“BRINC Option Plans” means the BrassRing Inc. 1998 Incentive Stock Option Plan and the BrassRing Inc. 2000 Incentive Stock Option Plan.

“BRINC Options” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Preferred Stock.

“BRINC Share Certificate” means any certificate for shares of the capital stock of BRINC issued and outstanding immediately prior to the Effective Time, other than certificates representing shares held in BRINC’s treasury.

“BRLLC Material Adverse Effect” means any material adverse effect or change in the financial condition, business, or results of operations of BRLLC, BRINC and their respective Subsidiaries, taken as a whole, or the ability of BRLLC or BRINC to consummate this Agreement or the transactions contemplated hereby; provided, however, that the foregoing definitions exclude (A) the effect of any change that is generally applicable to the industry and markets in which BRLLC or BRINC and their respective Subsidiaries operate, (B) the effect of any change that is generally applicable to the United States economy or securities markets or the world economy or international securities markets or (C) the effect of the announcement or pendency of the Transactions (including the Merger) or any other transactions contemplated hereby; provided, however, that the effects of any change described in clause (A) do not disproportionately affect BRLLC or BRINC or any of their respective Subsidiaries in any material respect.

“Business” means the business of BRLLC and BRINC, conducted directly and through their respective Subsidiaries, of developing and providing talent management software solutions and related services (including implementation, project management, resume processing, related consulting services, and outsourced recruiting) on a global basis that help organizations identify, assess, recruit and retain employees, including processing candidate applications over the Internet and providing a searchable database of candidates for customers.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the State of Delaware.

“Carveout Plan” means the BRINC 2005 Key Employee Incentive Plan.

“Certificate of Formation” means the Certificate of Formation of BRLLC adopted December 27, 2001 and filed with the Secretary of State of the State of Delaware on December 28, 2001.

“Certificate of Incorporation” means the certificate of incorporation of BRINC, consisting of the Third Restated Certificate of Incorporation dated and filed with the Secretary of State of the State of Delaware on May 31, 2001, as amended by that certain Certificate of Amendment dated October 16, 2001 and filed with the Secretary of State of the State of Delaware on October 23, 2001, that certain Certificate of Amendment dated December 21, 2001 and filed with the Secretary of State of the State of Delaware on December 26, 2001, that certain Certificate of Amendment dated and filed with the Secretary of State of the State of Delaware on February 15, 2002, that certain Certificate of Amendment dated and filed with the Secretary of

State of the State of Delaware on December 23, 2002, that certain Certificate of Amendment dated and filed with the Secretary of State of the State of Delaware on February 14, 2003, that certain Certificate of Amendment dated and filed with the Secretary of State of the State of Delaware on May 23, 2005.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means, collectively, the Class A Common Units and the Class B Common Units of BRLLC.

“Common Units Per Unit Consideration” means that portion of the Membership Units Consideration allocated to each Common Unit, as set forth in the Equityholder Allocation Statement.

“Common Stock” means the common stock, par value $0.0001 per share, of BRINC.

“Common Stock Per Share Merger Consideration” means that portion of the Merger Consideration allocated to each share of Common Stock, as set forth in the Equityholder Allocation Statement.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

“Default” means (i) any violation, breach or default, (ii) the occurrence of an event that, with the passage of time, the giving of notice or both, would constitute a violation, breach or default, or (iii) the occurrence of an event that, with or without the passage of time, the giving of notice or both, would give rise to a right of termination or acceleration.

“Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, incentive compensation, deferred compensation, stock ownership, stock option, phantom stock, equity, premium conversion, medical, hospitalization, vision, dental, health, life, disability, severance, vacation, death benefit, or other employee benefit plan, whether or not subject to ERISA, which BRLLC, BRINC or any ERISA Affiliate of either entity sponsors, maintains or contributes to for the benefit of its current or former employees, directors, officers, consultants, contingent workers, leased employees, or independent contractors (or their dependents, spouses, or beneficiaries).

“Encumbrance” means any lien, pledge, option, charge, easement, security interest, deed of trust, mortgage or encumbrance, voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

“Enterprise Value” means $115,000,000, as such amount may be reduced pursuant to Section 2.14(c), plus the Option Exercise Cash.

“Environmental Law” means any and all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judicial and administrative orders, injunctions or decrees, or other legal requirements relating to occupational safety and health, the environment, or emissions, discharges or releases of Substances into the environment, including ambient air, surface water, groundwater or land, or otherwise relating to the Handling of Substances or the investigation, clean-up or other remediation thereof.

“Environmental Matters” means any liability or obligation arising under Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law or Permit and (ii) any liability or obligation arising from the manufacture, processing, distribution, treatment, storage, disposal, transport, presence of, release or threatened release of, or exposure of persons or property to, Substances.

“Equipment” means all machinery, equipment, furniture, motor vehicles, other miscellaneous supplies, tools, fixed assets and other tangible personal property owned or leased by or used by BRLLC, BRINC or a Subsidiary of BRLLC or BRINC in connection with the Business.

“Equityholder” means any Member or Stockholder; and the term “Equityholders” means all such Persons, collectively.

“Equityholder Allocation Statement” means an allocation statement prepared by BRINC and approved by the Selling Members and the Accel Parties (with evidence of such approval reasonably satisfactory to Kenexa Technology furnished to Kenexa Technology), setting forth the allocation of any amounts allocable to the Equityholders pursuant to this Agreement, including, without limitation, the Membership Units Consideration, the Initial Membership Units Consideration, the Merger Consideration, the Initial Merger Consideration, the Common Stock Per Share Merger Consideration, the Common Units Per Unit Consideration, the Series C Consideration, the Series D Consideration, the Series E Consideration, the Series F Consideration and the Indemnity Escrow Amount, which allocation shall be based upon (i) the number of Membership Units of each class and series issued and outstanding at the Effective Time (including, if applicable, any Membership Unit Options) and the number of shares of each class and series of the capital stock of BRINC issued and outstanding at the Effective Time, and (ii) the applicable designations, rights and preferences set forth in the Operating Agreement and the Certificate of Incorporation, each as in effect immediately prior to the Effective Time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) a member of any “controlled group” (as defined in Section 414(b) of the Code) of which BRLLC or BRINC is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with BRLLC or BRINC, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which BRLLC or BRINC is a member, or (iv) an entity required to be aggregated with BRLLC or BRINC pursuant to Section 414(o) of the Code.

“Escrow Agent” means such Person reasonably acceptable to both the Representative and Kenexa Technology, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Kenexa Technology, the Representative and the Escrow Agent, in a form to be agreed between Kenexa Technology, the Representative and the Escrow Agent.

“Facilities” means all plants, offices, warehouses, administration buildings, and related facilities.

“Financial Statements” means the Audited Financial Statements, the Interim Financial Statements and, if applicable, the Monthly Financial Statements for calendar months ending after the Interim Balance Sheet Date.

“Funded Indebtedness” means the sum of all amounts (including principal, interest, prepayment penalties or fees, premiums, breakage amounts, expense reimbursements or other amounts payable in connection with prepayment) necessary to repay all Indebtedness other than Indebtedness under the Standby Letter of Credit in full at the Closing, and to obtain the release of all Encumbrances, other than Permitted Encumbrances, securing any Indebtedness other than Indebtedness under the Standby Letter of Credit.

“GAAP” means accounting principles generally accepted in the United States.

“Governmental Authority” means any federal, state, municipal, national, local, foreign or other governmental department, court, commission, board, bureau, agency or instrumentality, in each case, whether of the United States or a jurisdiction outside the United States, or a state, territory or possession thereof, or the District of Columbia, in each case having jurisdiction over the applicable Person.

“Handling” means the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling or disposition of any kind of any Substance.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any Taxes imposed upon or measured in whole or in part by net income.

“Indebtedness” means, without duplication, (i) any obligations of BRLLC, BRINC or any of their respective Subsidiaries for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of BRLLC, BRINC or any of their respective Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any obligations of BRLLC, BRINC or any of their respective Subsidiaries for or on account of capitalized leases, (iv) any obligations of a Person other than BRLLC, BRINC or their respective Subsidiaries secured by an Encumbrance, other than a Permitted Encumbrance, against any of BRLLC’s, BRINC’s or their respective Subsidiaries’ Assets, (v) all obligations of BRLLC, BRINC or any of their respective Subsidiaries for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of BRLLC, BRINC or any of their respective Subsidiaries under any currency or interest rate swap, hedge or similar protection device, and (vii) all obligations of the types described in clauses (i) through (vi) above of any Person other than BRLLC, BRINC or their respective Subsidiaries, the payment of which is guaranteed, directly or indirectly, by BRLLC, BRINC or any of their respective Subsidiaries; but excluding any such obligations owned by any of BRLLC, BRINC and their respective Subsidiaries to BRLLC, BRINC or any of their respective Subsidiaries.

“Indemnity Escrow Account” means the account into which the Indemnity Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided this Agreement and in the Escrow Agreement.

“Indemnity Escrow Amount” means $11,500,000, together with any dividends, interest, gains and other distributions on such escrowed amounts, as such amount may be reduced pursuant to Section 2.14(c) and as it may be increased pursuant to Section 2.14(h) and as it may be reduced from time to time by the amount of monies distributed therefrom in accordance with Article X and the Escrow Agreement.

“Initial Membership Units Consideration” means (i) the Membership Units Consideration less (ii) the product of (A) the Indemnity Escrow Amount (as of the Closing Date) and (B) a fraction, the numerator of which is equal to the Membership Units Consideration, and the denominator of which is equal to the Net Enterprise Value.

“Initial Merger Consideration” means (i) the Merger Consideration less (ii) the product of (A) the Indemnity Escrow Amount (as of the Closing Date) and (B) a fraction, the numerator of which is equal to the Merger Consideration, and the denominator of which is equal to the Net Enterprise Value.

“In-the-Money Option” means any outstanding BRINC Option with a per share exercise or purchase price per underlying share of Common Stock that is less than the Common Stock Per Share Merger Consideration.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, know-how and inventions; (vi) computer software (including but not limited to source code, executable code, data, databases and documentation); and (vii) all other intellectual property.

“Interim Balance Sheet” means the unaudited, consolidated balance sheet of BRINC, BRLLC and their respective Subsidiaries as of the Interim Balance Sheet Date.

“Interim Balance Sheet Date” means August 31, 2006.

“Interim Financial Statements” means the Interim Balance Sheet and the unaudited, consolidated statements of operations of BRINC, BRLLC and their respective Subsidiaries for the period ended on the Interim Balance Sheet Date.

“IP Licenses” means all licenses, sublicenses, and other agreements or permissions pursuant to which BRLLC, BRINC or their respective Subsidiaries either grants or receives the rights to use Intellectual Property, including any agreement pursuant to which BRLLC, BRINC or their respective Subsidiaries has the right to receive royalties or any other consideration pertaining to Intellectual Property.

“Knowledge of BRLLC” means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Information Officer, Executive Vice President of Technology, Director of Human Resources and General Counsel, and the knowledge that such individuals should have if they performed the duties applicable to their positions in a reasonably prudent manner.

“Laws” means any laws (including common law), statutes, ordinances, regulations, rules, court decisions, agency guidelines, principles of law and orders of any federal, state or local government and any other Governmental Authority.

“Leased Real Property” means all real property leased by BRLLC, BRINC or any Subsidiary and, in either case, described in the Real Property Leases.

“Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, and whether accrued, absolute, contingent, matured or unmatured.

“Member” means any Equityholder holding Membership Units, determined immediately prior to the Effective Time; and the term “Members” means all such Equityholders, collectively.

“Membership Interest” means all of a Member’s interest in BRLLC as a “member” within the meaning of the Delaware Limited Liability Company Act (for the avoidance of doubt, not including any interest as a creditor), including the rights, if any, to receive allocations of net profits and net losses and distributions of cash or other property, and to vote, consent or approve.

“Membership Unit” means a unit of a particular class and/or series of Membership Interest, and any successor security (including any such security of a successor entity).

“Membership Unit Options” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Units (as defined in the Operating Agreement) or Convertible Securities (as defined in the Operating Agreement).

“Membership Units Consideration” means the portion of the Net Enterprise Value that would be distributable to the Selling Members if all of the assets of BRLLC were sold, as of immediately prior to the Effective Time, for net proceeds equal to the Net Enterprise Value and the full amount of such net proceeds were then distributed to the members of BRLLC in liquidation of BRLLC, assuming (i) the exercise of Membership Unit Options that correspond to In-the-Money Options and (ii) the conversion of all outstanding Series C Preferred Units, but no exercise of any other options to acquire Units and no conversion of any other Convertible Securities (as defined in the Operating Agreement).

“Merger Consideration” means the portion of the Net Enterprise Value that would be distributable to BRINC if all of the assets of BRLLC were sold, as of immediately prior to the Effective Time, for net proceeds equal to the Net Enterprise Value and the full amount of such net proceeds were then distributed to the members of BRLLC in liquidation of BRLLC, assuming (i) the exercise of Membership Unit Options that correspond to In-the-Money Options and (ii) the conversion of all outstanding Series C Preferred Units, but no exercise of any other options to acquire Units and no conversion of any other Convertible Securities (as defined in the Operating Agreement).

“Monthly Financial Statements” means the unaudited, consolidated balance sheet and the related unaudited, consolidated statements of operations of BRINC, BRLLC and their respective Subsidiaries for each month of operation during the period beginning with the date of the Interim Financial Statements and ending with the last day of the calendar month preceding the calendar month in which the Closing occurs; provided that if the Closing occurs within five Business Days following the end of a calendar month, such period shall end with the last day of the second calendar month preceding the calendar month in which the Closing occurs.

“Net Enterprise Value” means the Enterprise Value, less the sum of (i) Funded Indebtedness and (ii) BRLLC Expenses.

“Operating Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of BRLLC, dated as of May 23, 2005.

“Option Exercise Cash” means the aggregate amount of cash received by BRINC in respect of BRINC Options exercised between the date of this Agreement and the Effective Time.

“Optionholder” means any holder of a BRINC Option.

“Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority, or any arbitration award, that is binding on any Person under applicable Laws.

“Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past customs and practice of BRLLC, BRINC and their respective Subsidiaries.

“Owned Real Property” means all real property owned in fee by BRLLC, BRINC or any of their respective Subsidiaries, including all rights, easements and privileges appertaining or relating thereto and all buildings, fixtures and improvements located thereon.

“Parent Material Adverse Effect” means any material adverse effect or change in the ability of Parent, Kenexa Technology or Acquisition Sub to consummate this Agreement or the transactions contemplated hereby.

“Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the conduct of the Business, including, but not limited to, permits required by Environmental Laws.

“Permitted Encumbrances” means (i) liens for Taxes, assessments and other governmental charges not yet due and payable, (ii) inchoate statutory, mechanics’, laborers’ and materialmen’s liens arising in the Ordinary Course of Business for sums not yet due, (iii) statutory and contractual landlord’s liens under leases pursuant to which BRLLC, BRINC or a Subsidiary is a lessee, unless arising as a result of a Default by BRLLC, BRINC or any of their respective Subsidiaries that would reasonably be expected to have a BRLLC Material Adverse Effect, (iv) with regard to Owned Real Property and Leased Real Property, (A) any and all matters of record in the jurisdiction where any Owned Real Property or Leased Real Property is located, including restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens, and (B) any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls and liens for taxes, assessments and other governmental charges not yet due, in each case of clauses (A) and (B), not incurred in connection with the borrowing of money or the advance of credit and that do not materially impair BRLLC’s, BRINC’s or their respective Subsidiaries’ operation of the Business, (v) such other imperfections of title as do not materially impair BRLLC’s, BRINC’s or their respective Subsidiaries’ operation of the Business, (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (vii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material to BRLLC or BRINC, and (viii) the lien on that certain $500,000 certificate of deposit securing the Standby Letter of Credit.

“Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

“Preferred Stock” means shares of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock.

“Preferred Units” means Series C Preferred Units, Series D Preferred Units, Series E Preferred Units and Series F Preferred Units.

“Real Property” means all Owned Real Property or Leased Real Property.

“Real Property Leases” means all leases, subleases or occupancy agreements pursuant to which BRLLC, BRINC or any of their respective Subsidiaries’ leases, subleases, uses or occupies any real property or Facilities.

“Series C Consideration” means that portion of the Merger Consideration or Membership Units Consideration (as applicable) allocated to each share of Series C Preferred Stock and each Series C Preferred Unit, as set forth in the Equityholder Allocation Statement.

“Series C Preferred Stock” means the Series C Junior Preferred Stock, par value $0.0001 per share, of BRINC.

“Series C Preferred Units” means the Series C Junior Preferred Units of BRLLC.

“Series D Consideration” means that portion of the Merger Consideration or Membership Units Consideration (as applicable) allocated to each share of Series D Preferred Stock and each Series D Preferred Unit, as set forth in the Equityholder Allocation Statement.

“Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.0001 per share, of BRINC.

“Series D Preferred Units” means the Series D Preferred Units of BRLLC.

“Series E Consideration” means that portion of the Merger Consideration or Membership Units Consideration (as applicable) allocated to each share of Series E Preferred Stock and each Series E Preferred Unit, as set forth in the Equityholder Allocation Statement.

“Series E Preferred Stock” means the Series E Convertible Preferred Stock, par value $0.0001 per share, of BRINC.

“Series E Preferred Units” means the Series E Preferred Units of BRLLC.

“Series F Consideration” means that portion of the Merger Consideration or Membership Units Consideration (as applicable) allocated to each share of Series F Preferred Stock and each Series F Preferred Unit, as set forth in the Equityholder Allocation Statement.

“Series F Preferred Stock” means the Series F Convertible Preferred Stock, par value $0.0001 per share, of BRINC.

“Series F Preferred Units” means the Series F Preferred Units of BRLLC.

“Shares” means shares of Common Stock and Preferred Stock.

“Standby Letter of Credit” means that certain Application and Agreement for Standby Letter of Credit, dated July 2, 2003, between BRLLC and JPMorgan Chase Bank.

“Stockholder” means any holder of Common Stock or Preferred Stock, in each case, determined immediately prior to the Effective Time; and the term “Stockholders” means all such holders, collectively.

“Subsequent Consideration” means that portion, if any, of the Indemnity Escrow Amount disbursed to the Equityholders in accordance with this Agreement and the Escrow Agreement.

“Subsidiary” means a corporation or other entity of which 50% or more of the voting power or value of the equity securities or equity interests is owned, directly or indirectly, by BRLLC or BRINC.

“Substance” means any “hazardous substance,” “hazardous waste,” “pollutant,” “contaminant” or “toxic substance” (as defined or regulated by any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., or the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., and regulations promulgated thereunder, or any analogous state and local laws and regulations), petroleum and petroleum products, polychlorinated biphenyls or asbestos.

“Transaction Documents” means this Agreement, the agreements listed as exhibits hereto, and any other agreements, documents and instruments executed and delivered hereunder, including the Escrow Agreement and Letter of Transmittal.

“Units” means any units of BRLLC outstanding at the applicable time.

“Working Capital” means the difference between (i) the sum of the amounts shown on the consolidated balance sheets of BRINC, BRLLC and their respective Subsidiaries in the line items described on Exhibit A under the heading, “Current Assets,” and (ii) the sum of the amounts shown on the consolidated balance sheets of BRINC, BRLLC and their respective Subsidiaries in the line items described on Exhibit A under the heading, “Current Liabilities,” and as otherwise calculated in accordance with this Agreement.

“Working Capital Target” means $7,500,000.

Section 1.2.            Terms Defined Elsewhere.  The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Accelerated Options	Section 2.12(a)
Acquisition Sub	Preamble
Affected Employees	Section 6.9
Agreement	Preamble
Amended Severance Policy	Section 6.9
BRINC	Preamble
BRLLC	Preamble

Term	Section
BRLLC Expenses	Section 2.10(a)
Certificate of Merger	Section 2.3
Change of Control Payment Statement	Section 2.10(c)
Change of Control Payments	Section 2.10(c)
Claim Notice	Section 10.4(a)
Closing	Section 2.4(a)
Closing Date	Section 2.4(a)
Closing Working Capital	Section 2.14(a)(i)
Confidential Information	Section 6.5(a)(i)
Copyright Office	Section 6.16(b)
Customer Information	Section 3.16
D&O Tail	Section 6.19(b)
Damages	Section 10.2(a)
Decline Date	Section 2.14(e)
Delivering Party	Section 6.5(a)(ii)
DGCL	Recitals
Disclosure Schedule	Article III
Dispute Notice	Section 10.4(b)
Disputed Line Items	Section 2.14(e)
Dissenting Shares	Section 2.16(a)
Dissenting Shares Reduction Amount	Section 2.16(b)
DOJ	Section 6.6
Effective Time	Section 2.3
Environmental Costs	Section 3.14(c)(ii)
Equityholder Indemnified Parties	Section 10.2(b)
Estimated Working Capital	Section 2.14(b)
Estimated Working Capital Deficiency	Section 2.14(c)
EU Personal Data	Section 5.8
Excess Negative Adjustment Amount	Section 2.14(g)
Expense Statement	Section 2.10(a)
Final Tax Returns	Section 9.2(a)(i)
Form Working Capital Statement	Section 2.14(a)(i)
FTC	Section 6.6
Fundamental Representation Distributions	Section 10.2(d)
Funded Indebtedness Statement	Section 2.10(d)
Gannett	Preamble
General Survival Date	Section 10.1
Indemnified Executive	Section 6.19(a)
Indemnity Escrow Amount Shortfall	Section 2.14(g)
Information Statement	Section 6.3(a)
Initial Calculation	Section 2.14(d)
Insolvent	Section 5.6
Kenexa Indemnified Parties	Section 10.2(a)
Kenexa Technology	Preamble
Labor Union	Section 3.11(a)(i)

Term	Section
Letter of Transmittal	Section 2.11(b)
Material Client Contract	Section 3.10(a)(i)
Material Contracts	Section 3.10(a)
Merger	Section 2.2
Negative Adjustment Amount	Section 2.14(f)
Notice of Disagreement	Section 2.14(e)
Off-the-Shelf Software	Section 3.15(c)
Organizational Documents	Section 2.4(c)(ii)
Outside Date	Section 8.1(b)
Parent	Preamble
Positive Adjustment Amount	Section 2.14(f)
Post	Preamble
Privacy Policy	Section 3.16
Qualified Plan	Section 3.11(b)(ii)(I)
Receiving Party	Section 6.5(a)(iii)
Registered Intellectual Property	Section 3.15(e)
Regulatory Agreements	Section 3.25(b)
Relevant Group	Section 3.13(a)(i)
Representative	Preamble
Required Exchange Documents	Section 2.11(b)
Requisite BRINC Vote	Section 3.3(b)
Safe Harbor	Section 5.8
Selling Members	Recitals
Settlement Accountants	Section 2.14(e)
Severance Payment Statement	Section 2.10(b)
Severance Payments	Section 2.10(b)
Straddle Periods	Section 9.2(a)(ii)
Surviving Corporation	Section 2.2
Takeover Statutes	Section 3.25(a)(iii)
Tax or Taxes	Section 3.13(a)(ii)
Tax Return	Section 3.13(a)(iii)
Terminated Plan	Section 3.11(b)(i)
Transactions	Section 2.4(a)
Transfer	Section 2.1
Transfer Taxes	Section 3.13(a)(iv)
Tribune	Preamble
USPTO	Section 6.16(b)
WARN Act	Section 3.11(a)(i)

Section 1.3.            Interpretation.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)           the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b)           words importing any gender shall include other genders;

(c)           words importing the singular only shall include the plural and vice versa;

(d)           the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

(e)           the words “several” and “severally” with respect to any Equityholders shall mean pro rata in accordance with the amounts payable to such Equityholders, in their respective capacities as such, in accordance with the Equityholder Allocation Statement;

(f)            the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)           references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement; and

(h)           references to any Person include the successors and permitted assigns of such Person.

ARTICLE II
THE TRANSACTIONS

Section 2.1.            Purchase and Sale of the Membership Units.  In accordance with and subject to the provisions of this Agreement, at the Effective Time, each Selling Member shall sell, transfer, assign and deliver to Kenexa Technology, and Kenexa Technology shall purchase and accept from each such Selling Member, all Membership Units held by such Selling Member, free and clear of all Encumbrances except for restrictions imposed by the Securities Act and the rules and regulations thereunder, the Certificate of Formation and the Operating Agreement (the “Transfer”).

Section 2.2.            The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into BRINC (the “Merger”).  Following the Merger, BRINC shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Acquisition Sub shall cease.

Section 2.3.            Effective Time.  Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger in customary form reasonably acceptable to Kenexa Technology and BRINC (the “Certificate of Merger”) shall be duly executed and acknowledged by BRINC and filed by Acquisition Sub with the Secretary of State of the State of Delaware pursuant to the DGCL on the Closing Date.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Kenexa Technology and BRINC may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 2.4.            Closing of the Transactions.

(a)           The closing (the “Closing”) of the Transfer and the Merger contemplated by Sections 2.1 and 2.2 (collectively, the “Transactions”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing, which shall be required to be so satisfied at the Closing, unless waived), at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, Pennsylvania, unless another time, date or place is agreed to in writing by the parties hereto.

(b)           At the Closing, Kenexa Technology shall deliver to BRLLC, BRINC, the Selling Members and the Accel Parties:

(i)            a certificate, duly executed by an authorized executive officer of Parent, dated the Closing Date, certifying that the conditions specified in Section 7.2(a) and (b) have been fulfilled;

(ii)           a certificate, duly executed by an authorized Secretary or Assistant Secretary of Parent, dated the Closing Date, to the effect that: (A) (1) the certificate of incorporation and bylaws of Parent, Kenexa Technology and Acquisition Sub attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to the certificate of incorporation or bylaws of any of Parent, Kenexa Technology or Acquisition Sub has occurred since the date of adoption of the resolutions referred to in clause (3) below, and (3) the resolutions adopted by the respective boards of directors of Parent, Kenexa Technology and Acquisition Sub and the sole stockholder of Acquisition Sub authorizing this Agreement and the transactions contemplated hereby, including the Merger, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified; and (B) the respective officers of Parent, Kenexa Technology and Acquisition Sub executing this Agreement and the other Transaction Documents to be executed and delivered by Parent, Kenexa Technology or Acquisition Sub pursuant to this Agreement are incumbent officers of Parent, Kenexa Technology or Acquisition Sub, as applicable, and the specimen signatures on such certificate are their genuine signatures; and

(iii)          the Escrow Agreement, duly executed by Kenexa Technology.

(c)           At the Closing, BRLLC and BRINC shall execute and deliver, or cause to be executed and delivered, to Kenexa Technology:

(i)            a certificate, duly executed by an authorized executive officer of each of BRLLC and BRINC, dated the Closing Date, certifying that the conditions with respect to BRLLC and BRINC specified in Section 7.3(a) and (b) have been fulfilled;

(ii)           a certificate, duly executed by an authorized Secretary or Assistant Secretary of each of BRLLC and BRINC, dated the Closing Date, to the effect that: (A) (1) the Certificate of Formation and Operating Agreement of BRLLC and the Certificate of Incorporation and bylaws of BRINC (collectively, the “Organizational Documents”) attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to the Organizational Documents has occurred since the date of adoption of the resolutions referred to in clause (3) below, and (3) the resolutions adopted by the managers and members of BRLLC and the board of directors and shareholders of BRINC authorizing this Agreement and the transactions contemplated hereby, including the Transactions, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by written consent, and such resolutions remain in full force and effect, and have not been amended, rescinded or modified, in each case with respect to clauses (1) through (3) of this Section 2.4(c)(ii), except to the extent that (x) the Organizational Documents are amended prior to the Closing in compliance with Section 6.1(a) or (y) the resolutions adopted by the managers and members of BRLLC and the board of directors and shareholders of BRINC referenced in clause (3) of this Section 2.4(c)(ii) are modified by the corresponding resolutions approving or adopting such amendments; and (B) BRLLC’s and BRINC’s officers executing this Agreement and the Transaction Documents to be executed and delivered by BRLLC and BRINC pursuant to this Agreement are incumbent officers and the specimen signatures on such certificate are their genuine signatures;

(iii)          the Escrow Agreement, duly executed by the Representative;

(iv)          resignation letters from each manager or director (or Person performing a similar function) of BRLLC and BRINC, respectively, and their respective Subsidiaries, resigning as a manager or director of such entity effective as of the Effective Time;

(v)           resignation letters from each officer of BRLLC or BRINC and each of their respective Subsidiaries, resigning as an of officer of such entity effective as of the Effective Time;

(vi)          to the extent requested by Kenexa Technology at least five (5) Business Days prior to the scheduled Closing, documentation confirming that BRLLC and BRINC shall have taken all actions necessary to remove existing signatories to all bank accounts of BRLLC and BRINC and their respective Subsidiaries as of the Effective Time and to replace such signatories effective as of the Effective Time with individuals designated by Kenexa Technology; and

(vii)         a certification pursuant to Sections 897 and 1445 of the Code and the Treasury Regulations thereunder, in form and substance reasonably satisfactory to Parent and Kenexa Technology, that neither BRLLC nor BRINC is a United States real property holding corporation.

(d)           At the Closing, each Selling Member shall execute and deliver, or cause to be executed and delivered, to Kenexa Technology:

(i)            its respective Membership Unit Certificates;

(ii)           duly executed assignments of the Membership Units evidenced by its respective Membership Unit Certificates, sufficient to convey to Kenexa Technology good and valid title to the Membership Units, free and clear of all Encumbrances;

(iii)          a certificate, duly executed by an authorized officer of such Selling Member, dated the Closing Date, certifying that the conditions with respect to such Selling Member specified in Section 7.3(a) and (b) have been fulfilled; and

(iv)          such other instruments and documents, each in form and substance reasonably acceptable to Kenexa Technology, duly executed by such Selling Member (as applicable), as may reasonably be required to consummate the transactions contemplated hereby.

Section 2.5.            Effects of the Merger.  The Merger shall have the effects set forth in the applicable sections of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of BRINC and Acquisition Sub shall vest in the Surviving Corporation and all debts, Liabilities and duties of BRINC and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation.

Section 2.6.            Certificate of Incorporation and Bylaws.  The certificate of incorporation of the Acquisition Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable law.  The bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and immediately after the Effective Time, until thereafter amended in accordance with applicable law as provided therein and under the DGCL.

Section 2.7.            Board of Directors.  The directors of Acquisition Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.8.            Officers.  The officers of the Acquisition Sub at the Effective Time initially shall hold and serve as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s resignation or removal.

Section 2.9.            Conversion of Shares.

(a)           At the Effective Time, each issued and outstanding share of the capital stock of BRINC (other than shares of capital stock held in the treasury of BRINC or any of its wholly owned Subsidiaries and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Acquisition Sub, BRINC or the holder thereof, be canceled, extinguished and converted into and shall become the right to receive an amount equal to:

(i)            in the case of Common Stock, the Common Stock Per Share Merger Consideration;

(ii)           in the case of Series C Preferred Stock, the Series C Consideration;

(iii)          in the case of Series D Preferred Stock, the Series D Consideration;

(iv)          in the case of Series E Preferred Stock, the Series E Consideration; and

(v)           in the case of Series F Preferred Stock, the Series F Consideration.

(b)           At the Effective Time, each outstanding share of common stock, par value $.01 per share, of Acquisition Sub shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

(c)           At the Effective Time, each share of the capital stock of BRINC held in the treasury of BRINC or any of its wholly owned Subsidiaries immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition Sub, BRINC or the holder thereof, be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

Section 2.10.          Closing Estimates. No later than two (2) Business Days prior to the scheduled Closing, BRLLC will provide to Kenexa Technology:

(a)           a true, complete and correct list (the “Expense Statement”) of: (i) the amount of paid and incurred but unpaid, fees, expenses and other similar amounts arising from the provision of services prior to the Effective Time that have been or are expected to be incurred on or prior to the Effective Time by BRLLC, BRINC and their respective Subsidiaries on behalf of BRLLC, BRINC, their respective Subsidiaries and the Equityholders, in connection with the preparation, negotiation and execution of this Agreement and the consummation of this Agreement and the transactions contemplated hereby (including the Merger), together with proof of payment or invoices therefor in reasonable detail, wire transfer instructions for such Persons and an acknowledgement that such invoice represents a final bill for services provided by such Person prior to and including the Closing, which expenses shall include, without limitation: (A) the fees and disbursements of, or other similar amounts charged by, counsel to BRLLC and BRINC, including those of Wilmer Cutler Pickering Hale and Dorr LLP, (B) the fees and expenses of, or other similar amounts charged by, any accountants (including PricewaterhouseCoopers LLP), agents, financial advisors (including Jeffries Broadview), consultants and experts, and (C) the out-of-pocket expenses, if any, of BRLLC or BRINC; (ii) the Change of Control Payments (as defined below); and (iii) the cost of the D&O Tail, if any (the expenses described in this Section 2.10(a), including those expenses expressly identified in clauses (i) through (iii) above, are collectively referred to as the “BRLLC Expenses”);

(b)           a true, complete and correct list (the “Severance Payment Statement”) of those employees of BRLLC, BRINC and their respective Subsidiaries, previously identified by BRLLC and Kenexa Technology by job title, and the amount of severance payments (calculated based on severance arrangements in effect on the Closing Date and without regard to any WARN Act or similar obligations) each such employee would receive in the event that he or she is terminated on or within 30 days following the Closing Date (collectively, “Severance Payments”);

(c)           a true, complete and correct list (the “Change of Control Payment Statement”) of all employees of BRLLC, BRINC and their respective Subsidiaries entitled to receive bonuses or other payments payable by BRINC, BRLLC or any of their respective Subsidiaries solely as a result of the occurrence of the Closing or the Transactions (including under the Carveout Plan), and the amount of such payments (collectively, “Change of Control Payments”);

(d)           a statement with reasonable detail setting forth the amount of Funded Indebtedness, in substance reasonably satisfactory to Kenexa Technology (the “Funded Indebtedness Statement”), together with all pay-off letters related thereto; and

(e)           the Equityholder Allocation Statement, which shall be reasonably satisfactory to Kenexa Technology.

Section 2.11.          Payment of Transaction Consideration and Other Amounts.

(a)           At the Effective Time, Kenexa Technology will make (or cause to be made) the following payments:

(i)            To each of the Selling Members, by wire transfer of immediately available funds to an account or accounts designated in writing by such Selling Member at least one Business Day prior to the scheduled Closing, an aggregate amount equal to the portion of the aggregate Initial Membership Units Consideration payable to such Selling Member as set forth on the Equityholder Allocation Statement;

(ii)           to each of the Accel Parties and the other Stockholders, to the extent such Person has previously delivered the Required Exchange Documents, by wire transfer of immediately available funds to an account or accounts designated in writing by such Person at least one Business Day prior to the scheduled Closing, the aggregate portion of the Initial Merger Consideration payable to such Person as set forth on the Equityholder Allocation Statement;

(iii)          to the extent such amount (or portion thereof) has not been delivered pursuant to Section 2.11(a)(ii), to an account, in the name of the Parent as payment agent, by wire transfer of immediately available funds, an amount equal to the Initial Merger Consideration, for further distribution to the Accel Parties and the other Stockholders as set forth on the Equityholder Allocation Statement;

(iv)          to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Indemnity Escrow Amount;

(v)           on behalf of BRLLC and BRINC, in accordance with the pay-off letters described in Section 2.10(d), such amount, in the aggregate, equal to the Funded Indebtedness; and

(vi)          on behalf of BRLLC and BRINC, to one or more accounts designated in writing by BRLLC, by wire transfer of immediately available funds, the amount of BRLLC Expenses determined pursuant to Section 2.10(a) to pay such BRLLC Expenses.

(b)           As promptly as practicable after the Effective Time, but in no event later than five Business Days thereafter, the Parent shall cause to be mailed to each Stockholder (other than Stockholders holding Dissenting Shares and Stockholders receiving payment of the Initial Merger Consideration payable to them pursuant to Section 2.11(a)(ii)) a letter of transmittal in a form previously agreed between BRINC and Kenexa Technology (the “Letter of Transmittal”) and instructions for surrendering their respective BRINC Share Certificates, and facilitating the delivery of that portion of the Initial Merger Consideration to which each such Stockholder is entitled in accordance with the Equityholder Allocation Statement.  The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the BRINC Share Certificates shall pass, only upon proper delivery of the BRINC Share Certificates to Parent and instructions for use in effecting the surrender of the BRINC Share Certificates; and (ii) acknowledge the appointment of the Representative pursuant to the provisions of, and the authority granted in Section 10.8.  Upon the surrender of each BRINC Share Certificate for cancellation to Parent, together with a properly completed Letter of Transmittal, and such other documents as previously agreed between Kenexa Technology and BRINC and delivered to BRINC at least five Business Days prior to the scheduled Closing Date (the “Required Exchange Documents”): (A) Parent shall reasonably promptly, but in no event later than five Business Days after receipt of such Required Exchange Documents by the Parent, issue and deliver in exchange therefor, that portion of the Initial Merger Consideration to which such Stockholder is entitled, and (B) the BRINC Share Certificates so surrendered shall be canceled.

(c)           If any portion of the Membership Units Consideration or Merger Consideration is to be paid to a Person other than the Person in whose name the Membership Unit Certificates or BRINC Share Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Person requesting such exchange shall deliver such Membership Unit Certificates or BRINC Share Certificates accompanied by all documents required to evidence and effect such transfer, and shall pay to Kenexa Technology or the Surviving Corporation any transfer or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Membership Unit Certificates or BRINC Share Certificates so surrendered, or such Person shall establish to the reasonable satisfaction of Kenexa Technology or the Surviving Corporation that such Tax has been paid or is not applicable.

(d)           In the event that any Membership Unit Certificates or BRINC Share Certificates shall have been lost, stolen or destroyed, Kenexa Technology or Parent shall pay such portion of the Membership Units Consideration or Merger Consideration as may be required pursuant to this Agreement in exchange therefor upon the making of an affidavit of that fact by the holder thereof, together with an unsecured indemnity in customary form in favor of

Kenexa Technology or the Surviving Corporation, as a condition precedent to the payment of such portion of the Membership Units Consideration or Merger Consideration.

(e)           At the Effective Time, the equity transfer books of BRINC shall be closed and thereafter there shall be no transfers of any Shares.  Until surrendered as contemplated by this Section 2.11, each BRINC Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender such portion of the Merger Consideration as may be required pursuant to this Agreement in exchange therefor in respect of such security represented by such BRINC Share Certificate.  If, after the Effective Time, BRINC Share Certificates are presented to Kenexa Technology, they shall be canceled, delivered to Parent and exchanged for the applicable portion of the Merger Consideration, as provided in this Article II.

(f)            Any portion of the Initial Merger Consideration made available to Parent pursuant to this Article II that remains unclaimed by Equityholders on the six month anniversary of the Closing Date will be returned to Kenexa Technology upon demand.  Any such Equityholder who has not exchanged BRINC Share Certificates for the applicable portion of the Initial Merger Consideration in accordance with this Article II prior to that time thereafter will look only to Kenexa Technology or the Escrow Agent, if applicable, for payment of any applicable portion of the Merger Consideration in respect thereof.  None of Kenexa Technology, BRLLC or BRINC shall be liable to any Equityholder for cash from the Membership Units Consideration or Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.12.          Treatment of Options and Warrants.

(a)           Prior to the Effective Time, BRINC shall accelerate in full the vesting and exercisability of all BRINC Options outstanding under the BRINC Option Plans (the “Accelerated Options”) and, not less than fifteen (15) days prior to the scheduled Closing Date, shall deliver to each holder of Accelerated Options, along with an Information Statement, notice of such acceleration and the exercisability of such Accelerated Options for a period of 15 days as specified in the BRINC Option Plans.

(b)           Upon exercise of any BRINC Options prior to the Effective Time, the corresponding Membership Unit Options shall also be exercised.  Prior to or at the Effective Time, BRINC and BRLLC shall effect the termination of all outstanding BRINC Options and Membership Unit Options that are not exercised prior to the Effective Time.

(c)           BRINC will (i) terminate the BRINC Option Plans immediately prior to or at the Effective Time, (ii) grant no additional BRINC Options after the date of this Agreement under the BRINC Option Plans and (iii) grant or enter into, in each case after the date of this Agreement, no other options, warrants, rights, convertible securities or other agreements or commitments pursuant to which BRINC would be required to issue any shares of its capital stock or any securities convertible into or exchangeable for its capital stock.

Section 2.13.          Withholding Rights.  Each of BRLLC, BRINC, Kenexa Technology, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as they may be required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Laws with respect to Taxes.  If BRLLC, BRINC, Kenexa Technology, the Surviving Corporation or Parent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid on behalf of the applicable Person in respect of which BRLLC, BRINC, Kenexa Technology, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.14.          Working Capital Adjustments.

(a)           (i)            The parties have contemplated that the Working Capital of BRLLC as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date (the “Closing Working Capital”), as calculated in accordance with this Agreement and the Statement of Net Working Capital attached hereto as Exhibit A (the “Form Working Capital Statement”), will equal the Working Capital Target.

(ii)           For purposes of this Agreement, Working Capital shall be calculated in accordance with this Agreement (including Exhibit A to this Agreement and Section 2.15) and with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Audited Financial Statements; provided, however, that (1) Working Capital shall be calculated to exclude (A) any changes in assets or liabilities as a result of purchase accounting adjustments, or (B) other changes arising from or resulting as a consequence of this Agreement or the transactions contemplated hereby, and (2) notwithstanding anything to the contrary in this Section 2.14(a)(ii), to the extent any provision of this Section 2.14(a)(ii) is inconsistent with Exhibit A attached hereto, the provisions of such Exhibit A shall prevail and be controlling.

(b)           No later than four (4) Business Days prior to the scheduled Closing, BRLLC shall cause to be prepared and delivered to Kenexa Technology, a certificate signed by the Chief Financial Officer of BRLLC attaching a reasonable and good faith estimate of the Closing Working Capital (the “Estimated Working Capital”).  The Estimated Working Capital shall be calculated in the same manner as Working Capital is to be calculated pursuant to this Agreement and shall be presented in the same form as the Form Working Capital Statement.  Upon delivery of the Estimated Working Capital to Kenexa Technology, BRLLC shall provide Kenexa Technology and its representatives with reasonable access to the officers, employees, agreements and books and records of BRLLC and BRINC to verify the reasonableness of such amount.

(c)           In the event that the Estimated Working Capital is less than the Working Capital Target (the amount by which the Estimated Working Capital is less than the Working Capital Target shall be referred to herein as the “Estimated Working Capital Deficiency”), then, at Closing: (i) the Enterprise Value (and as a result, the Net Enterprise Value, the Membership Units Consideration and the Merger Consideration) shall be reduced by an amount equal to one half of the Estimated Working Capital Deficiency and (ii) the Indemnity Escrow

Amount shall be reduced by an amount equal to one half of the Estimated Working Capital Deficiency.

(d)           Kenexa Technology shall cause to be prepared and, as soon as practical, but in no event later than 120 days after the Closing Date, shall cause to be delivered to the Representative, a calculation of the Closing Working Capital (the “Initial Calculation”), together with such schedules and data with respect to the determination of the Closing Working Capital as may be reasonably necessary to support such Initial Calculation and allow for its verification and a report of BDO Seidman, LLP on the Initial Calculation, which report shall set forth in reasonable detail the basis for such determination.  The Initial Calculation shall be prepared in accordance with this Agreement (including in compliance with the provisions of Section 2.14(a)(ii), Section 2.15 and Exhibit A attached hereto) and shall be in the same form as the Form Working Capital Statement.  Kenexa Technology agrees that, following the Closing through the date that the Closing Working Capital becomes final and binding on the parties hereto in accordance with the terms of this Agreement, it will not take, and it will not permit the Surviving Corporation, BRLLC or any of their respective Subsidiaries to take, any actions with respect to any accounting books, records, policies or procedures on which the Closing Working Capital is to be based or derived from that would impede or delay the determination of the Closing Working Capital in the manner and utilizing the methods required by this Agreement.

(e)           If the Representative disagrees in whole or in part with the Initial Calculation, then within 60 days after its receipt of the Initial Calculation, it shall notify Kenexa Technology of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement; provided, however, that any such objection shall be limited to any failure to prepare the Initial Calculation in accordance with this Section 2.14, Section 2.15 and Exhibit A, any inaccuracy in any supporting data or failure of Kenexa Technology to provide any existing supporting documentation, and to mathematical or similar errors.  During such 60-day period, the Representative shall have access to the working papers, schedules and calculations of Kenexa Technology used in the preparation of the Initial Calculation and the determination of Closing Working Capital.  To be effective, any such Notice of Disagreement shall include a copy of Kenexa Technology’s Initial Calculation marked to indicate those specific line items that are in dispute (the “Disputed Line Items”) and shall be accompanied by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Initial Calculation setting forth its determination of the Closing Working Capital.  To the extent the Representative provides a Notice of Disagreement within such 60-day period, all items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder.  In the event that the Representative does not provide a -Notice of Disagreement within such 60-day period, the Representative shall be deemed to have accepted in full the Initial Calculation as prepared by Kenexa Technology, which shall be final, binding and conclusive for all purposes hereunder.  In the event any Notice of Disagreement is timely provided and contains the proper information as aforesaid, Kenexa Technology and the Representative shall use commercially reasonable efforts for a period of 60 days (or such longer period as they may mutually agree) to resolve any Disputed Line Items.  During such 60-day period, Kenexa Technology and the Representative shall have access to the working papers, schedules and calculations of the other used in the preparation of the Initial Calculation and the Notice of Disagreement and the determination of the Closing Working Capital and Disputed

Line Items.  If, at the end of such period, Kenexa Technology and the Representative are unable to resolve such Disputed Line Items, then Grant Thornton LLP or, failing such independent accounting firm’s willingness to so serve, such other independent accounting firm of recognized national standing as may be mutually selected by Kenexa Technology and the Representative shall resolve any remaining Disputed Line Items; provided, however, if Kenexa Technology and the Representative are unable to so agree within 5 days after Grant Thornton LLP informs either Kenexa Technology or the Representative of its unwillingness to so serve (the “Decline Date”), then within 10 days after the Decline Date, each of Kenexa Technology and the Representative shall select an office of an independent accounting firm of recognized national standing and such two firms shall, within 15 days after the Decline Date, then select a third independent accounting firm of recognized national standing to resolve any remaining Disputed Line Items (any such accountants selected pursuant to this Section 2.14 to resolve Disputed Line Items, the “Settlement Accountants”).  Kenexa Technology and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Settlement Accountants under this Section 2.14.  The Settlement Accountants shall determine as promptly as practicable (and in any event within 60 days from the date that the dispute is submitted to it), whether the Initial Calculation was prepared in accordance with this Section 2.14, Section 2.15 and Exhibit A and whether and to what extent (if any) the Closing Working Capital requires adjustment, limiting its review, however, only to the Disputed Line Items so submitted.  The Settlement Accountants shall only resolve each Disputed Line Item by choosing the amounts submitted by either Kenexa Technology or the Representative for such Disputed Line Item.  Kenexa Technology and the Representative shall each furnish to the Settlement Accountants such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Settlement Accountants may reasonably request.  The determination of the Settlement Accountants shall be final, conclusive and binding on the parties.  The fees and expenses of the Settlement Accountants shall be paid one half by each of Kenexa Technology and the Equityholders (acting through the Representative).

(f)            “Negative Adjustment Amount” shall mean the amount by which (i) the Closing Working Capital, as finally determined in accordance with this Section 2.14, is less than (ii) the Estimated Working Capital; provided, that if the Closing Working Capital, as finally determined in accordance with this Section 2.14, is greater than or equal to the Estimated Working Capital, there shall be no Negative Adjustment Amount.  “Positive Adjustment Amount” shall mean the amount by which (i) the Closing Working Capital, as finally determined in accordance with this Section 2.14, is greater than (ii) the Working Capital Target; provided, that if the Closing Working Capital, as finally determined in accordance with this Section 2.14, is less than or equal to the Working Capital Target, there shall be no Positive Adjustment Amount.

(g)           If there is a Negative Adjustment Amount, then Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver from the Indemnity Escrow Account to Kenexa Technology, BRLLC or the Surviving Corporation, by wire transfer of immediately available funds to an account designated in writing by Kenexa Technology, an amount equal to the Negative Adjustment Amount, together with interest thereon from the Closing Date to the date of payment at a rate of interest of 4% per annum.  Notwithstanding anything to the contrary set forth herein or in Article X, to the extent that any portion of the Negative Adjustment Amount (together with the referenced interest) paid to Kenexa Technology, BRLLC or the Surviving Corporation under this Section 2.14(f) exceeds $1,000,000 (any such excess, an “Excess Negative Adjustment Amount”) and, as a result thereof, the Indemnity Escrow Amount is insufficient to satisfy claims by the Kenexa Indemnified Parties for indemnification pursuant to Article X (the amount of such insufficiency, the “Indemnity Escrow Amount Shortfall”), the applicable limitations of Section 10.2(c) shall not apply to limit the amount otherwise payable to Kenexa Indemnified Parties with respect to claims for indemnification pursuant to Article X and the Equityholders shall be severally but not jointly liable to the Kenexa Indemnified Parties for the Indemnity Escrow Amount Shortfall but only up to the Excess Negative Adjustment Amount.

(h)           If there is a Positive Adjustment Amount, then Kenexa Technology or Parent shall promptly deposit such Positive Adjustment Amount in the Indemnity Escrow Account (to be held and disbursed in accordance with the applicable provisions of this Agreement and the Escrow Agreement), and such Positive Adjustment Amount shall be allocated among the Equityholders in proportion to the respective portions of the Indemnity Escrow Amount allocated to Equityholders as set forth in Equityholder Allocation Statement.

(i)            Any Negative Adjustment Amount or Positive Adjustment Amount paid pursuant to this Section 2.14 shall be deemed an adjustment to the Enterprise Value.  For purposes of this Section 2.14, all computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Any payments made by any Person pursuant to this Section 2.14 shall be made by wire transfer of immediately available funds within thirty (30) days after the date on which the Closing Working Capital is final and binding on the parties.

Section 2.15.          Calculations.  Except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Enterprise Value, the Net Enterprise Value, the Membership Units Consideration, the Merger Consideration, Estimated Working Capital or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of such calculation.  The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement (including Exhibit A) conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement (including Exhibit A) shall control.

Section 2.16.          Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of the capital stock of BRINC that are outstanding immediately prior to the Effective Time and are held by Stockholders who have not voted in favor of, or consented in writing to, the Merger and who have exercised and perfected appraisal rights for such shares in accordance with and complied in all respects with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration.  At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist and the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.  All Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration in accordance with this Agreement, without any interest thereon.

(b)           BRINC shall give Kenexa Technology prompt notice of any demands for appraisal received by BRINC, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by BRINC; provided that if any such demands, withdrawals or other related instruments are received by the Surviving Corporation or the Parent after the Effective Time, the Surviving Corporation and/or the Parent shall give such notice to the Representative rather than to Kenexa Technology.  After the Effective Time, the Representative shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Prior to the Effective Time, BRINC shall not, except with the prior written consent of Kenexa Technology which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.  After the Effective Time, the Representative shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, but shall not, except with the prior written consent of Kenexa Technology which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.  If, as a result of any settlement or a determination, any Stockholder is entitled to receive as payment for his or its shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in an amount that exceeds the Common Stock Per Share Merger Consideration, Series C Consideration, Series D Consideration, Series E Consideration or Series F Consideration, respectively, (the aggregate of such excess payments with respect to all Dissenting Shares is referred to as the “Dissenting Shares Reduction Amount”), then Kenexa Technology and the Representative shall provide joint written instruction to the Escrow Agent to deliver from the Indemnity Escrow Account to the Surviving Corporation by wire transfer of immediately available funds to an account designated in writing by the Surviving Corporation, an amount equal to the Dissenting Shares Reduction Amount.

Article III
REPRESENTATIONS AND WARRANTIES OF BRLLC AND BRINC

Except as set forth on the disclosure schedule delivered by BRLLC and BRINC to Kenexa Technology in connection with this Agreement, which shall be organized in sections corresponding to the sections contained in this Article III (as may be supplemented pursuant to Section 6.15, the “Disclosure Schedule”), and the disclosure in any section or subsection of which shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections, BRLLC and BRINC hereby, jointly and severally, represent and warrant to each of Parent, Kenexa Technology and Acquisition Sub as follows:

Section 3.1.            Organization.

(a)           Each of BRLLC and BRINC is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate or limited liability company power and authority to conduct the Business as it is currently being conducted and to own or lease, as applicable, its Assets.

(b)           Each of BRLLC and BRINC is duly qualified to do business as a foreign entity and (to the extent applicable in the relevant jurisdiction) is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a BRLLC Material Adverse Effect.  Copies of BRLLC’s Certificate of Formation and Operating Agreement and BRINC’s Certificate of Incorporation and bylaws, and all amendments thereto, heretofore delivered to Kenexa Technology, are true, correct and complete as of the date hereof.  Schedule 3.1 lists the jurisdictions in which each of BRLLC and BRINC is qualified to do business as a foreign entity.

Section 3.2.            Subsidiaries.

(a)           Except as set forth on Schedule 3.2, neither BRLLC nor BRINC has any Subsidiaries and does not, directly or indirectly, own any interest in any other Person.

(b)           Each Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of its jurisdiction of organization as reflected on Schedule 3.2, with all requisite corporate, limited liability company or other power, as applicable, and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, its Assets.

(c)           Schedule 3.2 sets forth the authorized capital of each of the Subsidiaries.  All of the issued and outstanding securities of each Subsidiary are owned by BRLLC or one of its Subsidiaries.  All the outstanding securities of each of the Subsidiaries have been duly authorized and validly issued and (to the extent applicable) are fully paid, nonassessable and have not been issued in violation of preemptive rights.

(d)           None of the Subsidiaries has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock of such Subsidiary or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares or for the repurchase or redemption of shares of such Subsidiary’s capital stock.  There are no (i) agreements of any kind which obligate any of the Subsidiaries to issue, purchase, redeem or otherwise acquire any of its outstanding capital stock, including statutory or contractual preemptive rights or rights of first refusal with respect to the capital stock of any Subsidiary, (ii) stock appreciation rights, phantom stock or similar plans or rights pursuant to which any Subsidiary has any obligations or (iii) voting trusts, proxies, or similar agreements to which BRLLC, BRINC or any Subsidiary is a party with respect to the capital stock of any Subsidiary.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which any Subsidiary’s equity holders may vote are issued or outstanding.

(e)           Each Subsidiary is duly qualified to do business as a foreign entity and (to the extent applicable in the relevant jurisdiction) is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a BRLLC Material Adverse Effect.  Copies of the organizational documents of each Subsidiary, and all amendments thereto, heretofore made available to Kenexa Technology, are true, correct and complete as of the date hereof.  Schedule 3.2 lists the jurisdictions in which each Subsidiary is organized and qualified to do business as a foreign entity.

Section 3.3.            Authorization.

(a)           Each of BRLLC and BRINC has all requisite power and authority, and has taken all corporate or limited liability company action necessary, to execute and deliver this Agreement and the Transaction Documents to which each is a party, and, except for the Requisite BRINC Vote (as defined below) and except as set forth on Schedule 3.3, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents by BRLLC and BRINC and, except as set forth on Schedule 3.3, the consummation by BRLLC and BRINC of the transactions contemplated hereby and thereby have been duly approved by the Manager of BRLLC and by the board of directors of BRINC.  No other corporate or limited liability company proceedings on the part of BRLLC or BRINC are necessary to authorize this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, other than obtaining the Requisite BRINC Vote and except as set forth on Schedule 3.3.  This Agreement and the other Transaction Documents to which BRLLC or BRINC is a party have been, or will be, duly executed and delivered by BRLLC or BRINC (as applicable) and, assuming the due authorization, execution and delivery hereof by Parent, Kenexa Technology and Acquisition Sub, are, or will be, the valid and binding obligation of BRLLC or BRINC, as applicable, enforceable against it in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

(b)           The affirmative vote of the holders of the requisite number of shares of Common Stock and Preferred Stock, voting together as a single class and separately, as and to the extent required by the Certificate of Incorporation, voting in favor of the Merger (all the votes contemplated hereby collectively, the “Requisite BRINC Vote”), shall be required to consummate the Merger.

(c)          The board of directors of BRINC has unanimously adopted resolutions: (i) approving the Merger, the Transaction Documents and the transactions contemplated hereby and thereby; (ii) declaring that it is in the best interests of the Stockholders of BRINC that BRINC enter into this Agreement and the Transaction Documents and consummate the Merger, upon the terms and subject to the conditions set forth in this Agreement; (iii) directing that approval of the Merger and this Agreement be submitted to a vote of the Stockholders of BRINC; and (iv) recommending to the Stockholders of BRINC that they approve the Merger and this Agreement.

(d)          BRLLC and BRINC have delivered to Kenexa Technology a true, correct and complete list of all officers, managers and directors of BRLLC, BRINC and each of their respective Subsidiaries.

Section 3.4.            No Conflict or Violation.  Except as set forth in Schedule 3.4, and subject to the Requisite BRINC Vote, neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof, in each case by BRLLC or BRINC, will (i) violate or conflict with any provision of the Certificate of Formation, Operating Agreement, Certificate of Incorporation, bylaws or other organizational documents of BRLLC or BRINC or any Subsidiary, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of any Material Contract, Real Property Lease, contracts in connection with Intellectual Property (other than Off-the-Shelf Software) to which BRLLC, BRINC or any of their respective Subsidiaries is a party, or contracts in connection with Employee Plans to which BRLLC, BRINC or any of their respective Subsidiaries is a party, except for any violation, conflict, Default, termination or acceleration which, individually or in the aggregate, would not reasonably be expected to have a BRLLC Material Adverse Effect, (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Order or Law applicable to BRLLC, BRINC or any of their respective Subsidiaries, except for any violation, conflict, contravention, remedy or relief that would not reasonably be expected to have a BRLLC Material Adverse Effect or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets of BRLLC or BRINC or any of their respective Subsidiaries.

Section 3.5.            Capitalization.

(a)           BRLLC Membership Units.

(i)            The authorized Membership Units of BRLLC consists solely of (i) 300,000,000 Common Units and (ii) 100,000,000 Preferred Units, of which 5,557,489 have been designated Series C Preferred Units, 49,664,138 have been designated Series D Preferred Units, 20,108,452 have been designated Series E Preferred Units, 16,666,667 have been designated Series F Preferred Units and 7,983,254 Preferred Units are undesignated.

(ii)           As of the date hereof, (i) 66,031,263 Common Units are issued and outstanding; (ii) no Common Units are owned by BRLLC and its Subsidiaries; (iii) 26,185 Series C Preferred Units are issued and outstanding; (iv) 49,664,138 Series D Preferred Units are issued and outstanding; (v) 20,108,452 Series E Preferred Units are issued and outstanding; and (vi) 16,666,667 Series E Preferred Units are issued and outstanding.

(b)           BRINC Shares.

(i)            The authorized capital stock of BRINC consists solely of (i) 111,292,770 shares of Common Stock, and (ii) 30,000,000 shares of Preferred Stock, of which 5,577,489 shares have been designated Series C Preferred Stock, 5,389,883 shares have been designated Series D Preferred Stock, 2,129,486 shares have been designated Series E Preferred Stock, 1,765,000 shares have been designated Series F Preferred Stock and 15,138,142 shares have not been designated.

(ii)           As of the date hereof, (i) 8,520,671 shares of Common Stock are issued and outstanding, (ii) no shares of Common Stock are owned by BRINC and its Subsidiaries, (iii) 23,133,521 shares of Common Stock and 5,577,489 shares of Series C Preferred Stock are reserved for issuance under the BRINC Option Plans (including shares underlying issued and outstanding BRINC Options), (iv) 26,185 shares of Series C Preferred Stock are issued and outstanding; (v) 5,389,883 shares of Series D Preferred Stock are issued and outstanding; (vi) 2,129,486 shares of Series E Preferred Stock are issued and outstanding; and (vii) 1,765,000 shares of Series F Preferred Stock are issued and outstanding.

(c)           All Membership Units and Shares issued and outstanding as of the date hereof are duly authorized, validly issued, fully paid and non-assessable (solely with respect to Shares) and, except as set forth on Schedule 3.5, not subject to any pre-emptive rights.  All Membership Units and Shares that are subject to issuance will, upon issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) be duly authorized, validly issued and, with respect to Shares, fully paid and non-assessable and (ii) not be subject to any pre-emptive rights.  There have been no anti-dilution adjustments under the terms of any of BRLLC’s or BRINC’s outstanding securities.

(d)           Except as set forth on Schedule 3.5, there are no (i) outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which BRLLC or BRINC is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of BRLLC or BRINC, (ii) securities of BRLLC or BRINC reserved for issuance for any purpose, (iii) agreements to which BRLLC or BRINC is a party pursuant to which registration rights in the securities of BRLLC or BRINC have been granted, (iv) statutory preemptive rights or statutory rights of first refusal that apply to the securities of BRLLC or BRINC or contractual preemptive rights or rights of first refusal with respect to the securities of BRLLC or BRINC that have been granted by BRLLC or BRINC, (v) equity appreciation rights, phantom equity or similar plans or rights pursuant to which BRLLC or BRINC has any obligations or (vi) voting trusts, proxies, or similar agreements to which BRLLC or BRINC is a party with respect to the securities of BRLLC or BRINC.  No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which BRLLC’s Members or BRINC’s Stockholders may vote are issued or outstanding.

(e)           Attached hereto as Schedule 3.5 is an accurate and complete list of the Equityholders and any other Person holding any other securities of BRLLC or BRINC, or securities convertible into or exercisable or exchangeable for securities of BRLLC or BRINC, which list sets forth the name of each Equityholder and the outstanding Membership Units, Shares, In-the-Money Options, all other BRINC Options and other securities of BRLLC or BRINC held by such Equityholder and sets forth the exercise price for all outstanding BRINC Options, including In-the-Money Options.

Section 3.6.            Options.  As of the date of this Agreement, BRINC Options to acquire an aggregate of 17,137,246 shares of Common Stock and 4,803,675 shares of Series C Preferred Stock are outstanding under the BRINC Option Plans.  BRINC has made available to Parent and Kenexa Technology correct and complete copies of the BRINC Option Plans and all forms of agreements for options issued thereunder.  Schedule 3.6 sets forth a correct and complete list of the following information, as of the date of this Agreement, with respect to each BRINC Option: (i) the name of the Optionholder of such option; (ii) the exercise price for such option; (iii) the number of shares of Common Stock subject to such option; and (iv) the dates on which such option was granted, all or any portion thereof will vest and will expire.

Section 3.7.            Financial Statements.

(a)           BRLLC and BRINC heretofore have delivered to Kenexa Technology true, correct and complete copies of the Financial Statements and, in the case of the Audited Financial Statements, the related notes thereto and accompanied by true and correct copies of the reports thereon of PricewaterhouseCoopers LLP.  The Interim Financial Statements were prepared on a basis, and using principles, consistent with the preparation of the Audited Financial Statements.  True and correct copies of the Monthly Financial Statements will have been provided to Kenexa Technology at or prior to the Closing.  The Monthly Financial Statements, when prepared and provided to Kenexa Technology, will have been prepared based on the books and records of BRLLC, BRINC and their respective Subsidiaries and will fairly present in all material respects the consolidated financial position of BRLLC, BRINC and their respective consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to year-end adjustments).  The Financial Statements and notes thereto (i) have been prepared from the books and records of BRLLC, BRINC and their respective Subsidiaries, (ii) have been prepared in accordance with GAAP, except that the unaudited financial statements contain no footnotes or year end adjustments and may be condensed or summary statements, and, since the Audited Balance Sheet Date, GAAP has been applied on a consistent basis throughout the indicated periods, and (iii) present fairly in all material respects the consolidated financial condition, results of operations, cash flow and equity of BRLLC and BRINC and the consolidated Subsidiaries for the periods covered and as of the respective dates thereof, except that the unaudited financial statements contain no footnotes or year end adjustments.  None of the exceptions referenced in the preceding clauses (ii) and (iii), individually or in the aggregate, would be reasonably expected to have a BRLLC Material Adverse Effect.

(b)           None of BRLLC, BRINC or any of their respective Subsidiaries, nor, to the Knowledge of BRLLC, any manager, officer, employee, auditor, accountant, or representative of BRLLC, BRINC or any of their respective Subsidiaries, has received any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BRLLC, BRINC or any of their respective Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that BRLLC, BRINC or their respective Subsidiaries has engaged in questionable accounting or auditing practices.

(c)           There is not now, nor has there been at any time since January 1, 2003: (i) any significant deficiencies in the design or operation of the internal controls of BRLLC, BRINC or their respective Subsidiaries; (ii) any material weaknesses in the internal controls of BRLLC, BRINC or their respective Subsidiaries; or (iii) to the Knowledge of BRLLC, any fraud, whether or not material, that involves management or other employees of BRLLC, BRINC or their respective Subsidiaries.

Section 3.8.            No Undisclosed Liabilities; Absence of Certain Changes.

(a)           Except as otherwise disclosed on Schedule 3.8, there are no Liabilities of BRLLC, BRINC or any of their respective Subsidiaries, whether accrued, contingent, unliquidated, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability, other than:

(i)            Liabilities provided for in the Audited Balance Sheet or disclosed in any notes thereto;

(ii)           Liabilities arising since the date of the Audited Balance Sheet in the Ordinary Course of Business;

(iii)          Liabilities disclosed in this Agreement or on any Schedule to this Agreement other than Schedule 3.8; and

(iv)          unknown or undisclosed Liabilities which, individually or in the aggregate, would not have a BRLLC Material Adverse Effect.

(b)           Except for leases for personal or real property entered into in the Ordinary Course of Business, except for the Standby Letter of Credit and except for instruments, arrangements or agreements referred to in this Agreement or disclosed in the Schedules hereto, none of BRLLC, BRINC or any of their respective Subsidiaries has issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would have the effect of providing BRLLC, BRINC or any of their respective Subsidiaries with “off balance sheet” financing, including any sale-leaseback arrangements, “synthetic leases,” “GIC’s,” “Synthetic GIC’s,” shared trust arrangements and “off balance sheet” debt.

(c)           Except as set forth in Schedule 3.8 or as otherwise contemplated or permitted by, or as a consequence of, this Agreement, since the Audited Balance Sheet Date: (x) there has not occurred any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a BRLLC Material Adverse Effect, (y) BRLLC, BRINC and each of their respective Subsidiaries has conducted the Business in the Ordinary Course, and (z) there has not been:

(i)            any amendment to the Certificate of Formation or Operating Agreement, the Certificate of Incorporation or bylaws of BRINC or the certificate of incorporation, bylaws or other organizational document of any of the Subsidiaries;

(ii)           any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) on any class of equity of BRLLC or BRINC, or any redemption or repurchase by BRLLC or BRINC of any outstanding capital interest;

(iii)          any split, combination, reclassification, or other modification of the terms of the capital interests of BRLLC, BRINC or any of their respective Subsidiaries;

(iv)          any sale, purchase, transfer, pledge or other disposition by BRLLC, BRINC or any of their respective Subsidiaries of any material portion of their respective Assets not in the Ordinary Course or any damage, distribution or casualty loss exceeding $10,000 in the aggregate, not covered by insurance;

(v)           any increase in the salary or other compensation payable by BRINC, BRLLC or any of their respective Subsidiaries to any of the employees or consultants (including its managers, executive officers or directors) of BRLLC, BRINC or any of their respective Subsidiaries, or the payment of or commitment to pay, by BRINC, BRLLC or any of their respective Subsidiaries, any bonus, or other additional salary or compensation to any of the employees or consultants of BRLLC, BRINC or any of their respective Subsidiaries, other than in the Ordinary Course;

(vi)          any issuance, sale, delivery or grant of any options, warrants, subscriptions or other rights for any class of capital interests of BRLLC, BRINC or any of their respective Subsidiaries, or any securities convertible into or exchangeable or exercisable for shares of any class of capital interests of BRLLC, BRINC or any of their respective Subsidiaries, other than option grants to employees or consultants of BRLLC or BRINC in the Ordinary Course;

(vii)         any incurrence of any capital expenditure that is in excess of, in any material respect, BRLLC’s overall annual budget, a copy of which has been provided to Kenexa Technology;

(viii)        any acquisition by merger, consolidation or otherwise, or any agreement to acquire a substantial portion of the assets of, or in any other manner, any business organization from any other Person to which BRLLC, BRINC or any of their respective Subsidiaries was a party;

(ix)           any discharge or satisfaction of any material Encumbrance, other than a Permitted Encumbrance, material obligation or material liability, other than current liabilities payable in the Ordinary Course;

(x)            any change by BRLLC, BRINC or any of their respective Subsidiaries in the accounting methods, principles or practices utilized by BRLLC, BRINC or their respective Subsidiaries or any material change by BRLLC, BRINC or any of their respective Subsidiaries in the cash management practices utilized by BRLLC, BRINC or their respective Subsidiaries;

(xi)           any change by BRLLC, BRINC or any of their respective Subsidiaries in their Tax accounting methods or practices, or any agreements, arrangements or new elections entered into or made with respect to Taxes and with respect to state Taxes, except as would not reasonably be expected to have a BRLLC Material Adverse Effect;

(xii)          any amendment or termination of (or receipt of written notice of termination of) any Material Contract, Real Property Lease, contract in connection with Intellectual Property to which BRLLC, BRINC or any of their respective Subsidiaries is a party or contract in connection with Employee Plans to which BRLLC, BRINC or any of their respective Subsidiaries is a party, except (A) in the Ordinary Course of Business, (B) with respect to any termination of any contract in connection with Intellectual Property or contract in connection with Employee Plans, as would not reasonably be expected to have a BRLLC Material Adverse Effect and (C) with respect to any amendment to any contract in connection with Intellectual Property or contract in connection with Employee Plans, as would not materially increase the obligations of BRINC, BRLLC or any of their respective Subsidiaries thereunder; or

(xiii)         any agreement or commitment entered into by BRLLC, BRINC or any of their respective Subsidiaries to do any act described in clauses (i) through (xii) above.

Section 3.9.            Litigation.  Except as set forth on Schedule 3.9, there is no Action (other than a criminal prosecution) or, to the extent BRINC or BRLLC has received written notice of the same, criminal prosecution, audit, inquiry or investigation, in each case, pending or, to the Knowledge of BRLLC, threatened against BRLLC, BRINC or any of their respective Subsidiaries or any of the Assets owned by BRLLC, BRINC or any of their respective Subsidiaries, including by or before any arbitrator or Governmental Authority, which seeks damages in excess of $10,000, would reasonably be expected to result in a liability in excess of $10,000, or seeks equitable relief which, in any manner, would prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.9, none of BRLLC, BRINC or their respective Subsidiaries is subject to any outstanding Order.  For the avoidance of doubt, no representations or warranties are made in this Section 3.9 with respect to (a) Taxes, which are covered in Section 3.13, (b) ERISA, which are covered in Section 3.11(b) or (c) Environmental Laws, Environmental Matters, or Environmental Costs, which are covered in Section 3.14.  To the Knowledge of BRLLC, there are no Actions pending or threatened against any manager, director or officer of BRLLC, BRINC or any of their respective Subsidiaries or other person for whom BRLLC, BRINC or any of their respective Subsidiaries may be liable.

Section 3.10.          Material Contracts.

(a)           Schedule 3.10 of the Disclosure Schedule sets forth (by corresponding subsection) a true, complete and accurate list of, and BRLLC or BRINC has delivered to Parent and Kenexa Technology true and complete, executed copies (including all amendments and supplements thereto) of the following (“Material Contracts”):

(i)            all contracts, commitments, agreements and arrangements, between BRLLC, BRINC or any of their respective Subsidiaries, on the one hand, and those thirty (30) clients of the BRLLC, BRINC and their respective Subsidiaries, which accounted for the most revenue of BRLLC, BRINC and their respective Subsidiaries during the 2005 fiscal year (each a “Material Client Contract”);

(ii)           any (x) contract or commitment (other than a Material Client Contract) to which BRINC, BRLLC or any of their respective Subsidiaries is a party that involves payments to BRLLC, BRINC or any of their respective Subsidiaries in excess of $50,000 per fiscal year and (y) contract or commitment to which BRINC, BRLLC or any of their respective Subsidiaries is a party pursuant to which BRLLC, BRINC or any of their respective Subsidiaries receives payments in excess of $50,000 per fiscal year from a Person that provides services to clients of BRLLC, BRINC or any of their respective Subsidiaries;

(iii)          each agreement or arrangement of BRLLC, BRINC or any of their respective Subsidiaries that requires the payment or incurrence of Liabilities by BRLLC, BRINC or any of their respective Subsidiaries, subsequent to the date of this Agreement, of more than $50,000 annually;

(iv)          any contract or commitment to which BRINC, BRLLC or any of their respective Subsidiaries is a party that contains any so-called “most favored nation” provision or similar provision requiring BRLLC, BRINC or any of their respective Subsidiaries to offer to a Person any terms or conditions that are at least as favorable as those offered to one or more other Persons;

(v)           each material acquisition, partnership, joint venture, teaming arrangement or other similar contract, arrangement or agreement that involves the sharing of profits, losses, costs or Liabilities entered into by BRLLC, BRINC or any of their respective Subsidiaries;

(vi)          each agreement, arrangement, contract, commitment or obligation of BRLLC or BRINC or any of their respective Subsidiaries restricting the ability of BRLLC, BRINC or any of their respective Subsidiaries to compete in any line of business, in any jurisdiction or otherwise;

(vii)         each contract between BRLLC, BRINC or any of their respective Subsidiaries with any manager, director, officer, Equityholder or Affiliate of BRLLC, BRINC or any of their respective Subsidiaries, and with any financial advisors, employees or consultants, that requires the payment or incurrence of Liabilities of more than $50,000 annually, under which there are remaining obligations of either party after the Effective Time, including indemnification agreements and any financial advisory, oversight or similar agreement;

(viii)        each power of attorney executed on behalf of BRINC, BRLLC or any of their respective Subsidiaries;

(ix)           each lease for capital equipment that provides for ongoing payments by BRLLC, BRINC or any of their respective Subsidiaries in excess of $50,000 annually;

(x)            each operating agreement, shareholders agreement, registration rights agreement, voting agreement, voting trust agreement or similar agreements to which BRLLC, BRINC or any of their respective Subsidiaries is a party or, to the Knowledge of BRLLC, to which any securities of BRLLC, BRINC or their respective Subsidiaries are subject;

(xi)           each contract or commitment either (A) requiring any payments in excess of $10,000 or (B) the terms of which provide for an increase in the amount of any payment by at least $10,000, in either case solely because of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents;

(xii)          any indenture, mortgage, promissory note, loan agreement or other agreement or commitment of BRLLC, BRINC or any of their respective Subsidiaries for the borrowing of money, for a line of credit or for any capital leases involving more than $50,000;

(xiii)         each other existing agreement of BRLLC, BRINC or any of their respective Subsidiaries, not otherwise covered by clauses (i) through (xii), the loss of which would reasonably be expected to result in a BRLLC Material Adverse Effect.

(b)           Except as set forth in Schedule 3.10, each Material Contract is in full force and effect and is valid and enforceable by and against BRLLC, BRINC or any of their respective Subsidiaries and, to the Knowledge of BRLLC, each Material Contract is valid and enforceable against the other parties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.  None of BRLLC, BRINC, their respective Subsidiaries and, to the Knowledge of BRLLC, any other party to a Material Contract, is in Default under any Material Contract to which it is a party, nor has it received written notice or, to the Knowledge of BRLLC, oral notice of any Default under any such Material Contract and, to the Knowledge of BRLLC, there does not exist any event, condition or omission that would constitute such a Default (whether by lapse of time or notice or both).

(c)           No counterparty to a Material Client Contract has (i) terminated or notified BRLLC or BRINC in writing of its intention to terminate or cancel, or amend or modify in any manner adverse to BRLLC or BRINC, such Material Client Contract, or (ii) delivered to BRINC, BRLLC or any of their respective Subsidiaries any written notice or, to the Knowledge of BRLLC, other communication, regarding any actual, alleged, possible or potential violation or breach of, or default under, such Material Client Contract by BRLLC or BRINC, or (iii) delivered to BRLLC, BRINC or any of their respective Subsidiaries any written notice of its intent to diminish its relationship with BRLLC, BRINC or any of their respective Subsidiaries, or not renew or continue its existing agreement or relationship with BRLLC, BRINC or any of their respective Subsidiaries on terms at least as favorable to BRLLC, BRINC or any of their respective Subsidiaries, as the case may be, as those currently in effect.

(d)           For the avoidance of doubt, Material Contracts do not include Real Property Leases, which are covered in Section 3.20(b), contracts in connection with Intellectual Property, which are covered in Section 3.15, or contracts with employees and in connection with Employee Plans, which are covered in Section 3.11.

Section 3.11.          Labor and Employment Matters; ERISA.

(a)           Labor and Employment Matters

(i)            None of BRLLC, BRINC or any of their respective Subsidiaries is a party to any collective bargaining or similar agreement with respect to its employees with any labor organization, union, group or association (“Labor Union”).  No Labor Union represents or, to the Knowledge of BRLLC, purports to represent any employees of BRLLC, BRINC or any of their respective Subsidiaries.  To the Knowledge of BRLLC, there are no, and have not been, activities or proceedings of any labor union to organize any such employees.  There are no, and have not been since January 1, 2003, strikes, slowdowns, work stoppages or lockouts or, to the Knowledge of BRLLC, any threats of such activities, by any employees of BRLLC, BRINC or any of their respective Subsidiaries.  There have not been any plant closings, mass layoffs or other similar terminations of employees of BRLLC, BRINC or any of its Subsidiaries which would create any obligations upon or liabilities of BRLLC, BRINC or any of their respective Subsidiaries under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or similar state laws requiring notice in connection with plant closings, mass layoffs or other similar terminations of employment.  BRLLC, BRINC and their respective Subsidiaries have properly paid and withheld all amounts required by law or agreement to be withheld by it from the wages, salaries and other payments to their employees and are not liable for any arrears of wages, overtime, or any taxes or penalties for failure to comply with any of the foregoing.  BRLLC, BRINC and their respective Subsidiaries have properly treated all independent contractors who have previously rendered services to BRLLC, BRINC or any of their respective Subsidiaries, as non-employees for all Federal, state, local and foreign tax purposes, as well as all ERISA and employee benefit purposes.  There has been no determination by any Governmental Authority that any independent contractor is an employee of BRLLC, BRINC or any of their respective Subsidiaries, nor has there been any investigation or Action made by or threatened by any Person or Governmental Authority that any independent contractor is an employee of BRLLC, BRINC or any of their respective Subsidiaries.  Neither BRLLC nor BRINC has been found liable for violations of the Immigration Reform and Control Act of 1986, including noncompliance with the Form I-9 requirements.

(ii)           Schedule 3.11(a)(ii) sets forth a true, correct and complete list of (1) any employment agreements between BRLLC, BRINC or any of their respective Subsidiaries and its current employees providing for payments in excess of $50,000 per year, (2) all severance agreements, programs and policies of BRLLC, BRINC or any of their respective Subsidiaries with or relating to its employees that impose obligations on BRLLC, BRINC or any of their respective Subsidiaries that have not been satisfied on or prior to the date of this Agreement, and (3) plans, programs, agreements and other arrangements of BRLLC, BRINC or any of their respective Subsidiaries with or relating to its employees which contain change in control, confidentiality, nondisclosure, noncompete, or intellectual property provisions, other than

(A) agreements in the form of BRINC’s confidentiality and nondisclosure agreements, which forms have previously been provided to Kenexa Technology and (B) such plans, programs, agreements and other arrangements entered into prior to January 1, 2003 under which none of BRLLC, BRINC and their respective Subsidiaries has any remaining obligations.  BRLLC and BRINC have heretofore made available to Kenexa Technology true, correct and complete copies of all such agreements, plans, programs, policies, practices and other arrangements, or to the extent not in writing, descriptions of such agreements, plans, programs, policies, practices and other arrangements, in detail reasonably satisfactory to Kenexa Technology.

(b)           ERISA

(i)            Disclosure.  Schedule 3.11(b)(i) contains a true, correct and complete list of each Employee Plan in effect on the date hereof, and any similar plan terminated within the past six years that was intended to be qualified under Section 401(a) of the Code (“Terminated Plan”).

(ii)           Representations.  Except as disclosed on Schedule 3.11(b)(ii):

(A)          Each Employee Plan has been operated in material compliance with its terms and all applicable laws.  Further, all material reports and disclosures related to the Employee Plans required to be filed with or furnished to a Governmental Authority or plan participants or beneficiaries have been filed or furnished in accordance with all applicable laws in a timely manner;
(B)           None of BRLLC, BRINC or any of their respective ERISA Affiliates sponsors, contributes to, or has ever sponsored or contributed to, or has any liability with respect to, any plan subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA);
(C)           The Internal Revenue Service has issued a favorable notification or opinion letter with respect to the form of each Employee Plan listed on Schedule 3.11(b)(ii) that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code.  Further, no fact or circumstance exists that could reasonably be expected to adversely affect the tax-qualified status of an Employee Plan that is intended to be tax-exempt;
(D)          Since December 31, 2005, except as permitted pursuant to this Agreement, there has been no amendment to, change in employee participation or coverage under, or any communication regarding, the Employee Plans that would increase the total expenses of maintaining the Employee Plans above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005;
(E)           All material contributions required to be made to the Employee Plans pursuant to their terms have been timely made;
(F)           No “prohibited transaction,” as such term is described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any of the

Employee Plans that would subject BRLLC, BRINC or any of their respective ERISA Affiliates, any officer of BRLLC, BRINC or any of their respective ERISA Affiliates, or any of such Employee Plans or any related trust to any Tax or penalty on prohibited transactions imposed by Section 4975 of the Code;
(G)           Except as would not be reasonably expected to have a BRLLC Material Adverse Effect, BRLLC, BRINC or any of their respective ERISA Affiliates, as applicable, have maintained all employee data necessary to administer each Employee Plan, including all data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in usable form;
(H)          No insurance policy or any other insurance contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder;
(I)            Each plan intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) of BRLLC, BRINC or their respective ERISA Affiliates by its terms provides that such plan may be amended, revised, or terminated by BRLLC, BRINC or their respective ERISA Affiliates, as applicable;
(J)            No trust maintained pursuant to any Employee Plan holds any securities of BRLLC, BRINC or any of their respective ERISA Affiliates;
(K)          None of BRLLC, BRINC or any of their respective ERISA Affiliates has any written agreement, arrangement, commitment or understanding, whether legally binding or not, to (i) create any additional Employee Plans or to increase the rate of benefit accrual or contribution requirement under any of the Employee Plans, (ii) modify, change or terminate any existing Employee Plan, or (iii) except as specifically provided pursuant to any existing applicable Laws or the terms of the Employee Plan, continue any Employee Plan or any provision thereunder for any period of time;
(L)           There exists no condition that would subject BRLLC, BRINC or any of their respective ERISA Affiliates to any material Liability, including but not limited to Liabilities, contributions, premiums, taxes, penalties, or fees, under the terms of the Employee Plans or applicable laws other than any payment or provision of benefits, compensation and associated payroll taxes and administrative expenses in the normal course of plan operation or otherwise in accordance with the terms of the plan;
(M)         No individual whom BRLLC, BRINC or any of their respective ERISA Affiliates has classified as a non-employee (such as an independent contractor, leased employee or consultant) for purposes of receiving employee benefits, regardless of his or her treatment or classification for any other purpose, is eligible to participate in or receive benefits under any Employee Plan that is within the scope of Section 3(3) of ERISA.
(N)          None of BRLLC, BRINC or any of their respective ERISA Affiliates has any obligation to provide medical, surgical, hospitalization, death or similar benefits (whether or not insured) for any current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses, or beneficiaries) of BRLLC, BRINC or any of their respective ERISA Affiliates or any predecessor in interest of such entity or ERISA Affiliate for the period extending beyond their retirement or other termination of service, other than continuation coverage mandated by applicable laws and only to the extent required under such laws;
(O)          There are no pending or, to the Knowledge of BRLLC, overtly threatened claims by or on behalf of any Employee Plan, or by or on behalf of any participants or beneficiaries of any Employee Plan, alleging any violation of ERISA or other applicable law, or alleging a violation of the terms of any such Employee Plan, and, to the Knowledge of BRLLC, no Employee Plan is the subject of any pending or overtly threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation or any other Governmental Authority; and
(P)           BRLLC and BRINC have made available to Kenexa Technology true, correct and complete copies of the following documents relating to each Employee Plan and Terminated Plan: (i) the most recently applicable plan documents, amendments, trust agreements or other funding vehicles, summary plan descriptions and summaries of material modifications; (ii) the most recent periodic accounting of plan assets (if any) and, as applicable, actuarial reports, funding statements, and financial information returns; (iii) the three most recently filed annual reports on Form 5500 (including accompanying schedules), if such reports were required to be filed (and corresponding summary annual reports); (iv) for each Qualified Plan, the most recent Internal Revenue Service determination, opinion or notification letter; (v) all contracts with any parties providing services or insurance to such plans; and (vi) copies of any other reports, policies and procedures, notices, agreements or summaries required under the privacy provisions of the Health Insurance Portability and Accountability Act of 1996.

Section 3.12.          Excess Parachute Payments.

(a)           Other than as set forth in Schedule 3.12(a), no economic benefit payable or to be provided (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions or the consummation of any other transaction contemplated by this Agreement, including as a result of termination of employment on or following the Effective Time pursuant to any agreement, policy or arrangement to which BRLLC, BRINC or any of their respective Subsidiaries is a party (collectively, the “Triggering Actions”), by or for the benefit of any director, officer, employee or consultant of BRLLC, BRINC or any of their respective Affiliates who is a “disqualified individual” (within the meaning of the Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).  No “disqualified individual” is entitled to receive any additional payment from BRLLC, BRINC or any of their respective Subsidiaries, or, to the Knowledge of BRLLC, any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such “disqualified individual.”

(b)           Schedule 3.12(b) sets forth a good faith estimated calculation, as of the date of this Agreement, of: (i) the “base amount” (within the meaning of Section 280G(b)(3) of the Code) for each “disqualified individual” who is entitled to any economic benefit listed on Schedule 3.12(a); and (ii) the maximum amount that could be paid or provided to each such “disqualified individual” as a result of any Triggering Action.

Section 3.13.          Taxes.

(a)           Definitions.  For purposes of this Agreement:

(i)            “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which BRLLC, BRINC or any of their respective Subsidiaries is or was a member.

(ii)           “Tax” or “Taxes” means all federal, state, local or foreign, net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, or other taxes, assessments, customs, duties, fees, levies, or other governmental charges in the nature of a tax, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(iii)          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iv)          “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, and other similar taxes and fees (including any penalties and interest).

(b)           All Tax Returns required to have been filed by or with respect to each of BRLLC, BRINC, any of their respective Subsidiaries or a Relevant Group have been duly and timely filed, and each such Tax Return is true and accurate and correctly and completely reflects liability for Taxes and all other information required to be reported thereon.  All Taxes owed by BRLLC, BRINC, any of their respective Subsidiaries or any member of a Relevant Group (whether or not shown on any Tax Return) have been timely paid.  BRLLC, BRINC and their respective Subsidiaries have adequately provided for liabilities for all material unpaid Taxes in the Financial Statements, which liabilities represent current Taxes not yet due and payable.

(c)           There is no action, audit, dispute or claim now proposed or pending against, or with respect to, BRLLC, BRINC or any of their respective Subsidiaries in respect of any Taxes.  None of BRLLC, BRINC or any of their respective Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor have any of them made (or had made on their behalf) any requests for such extensions.  No claim has ever been made by a Governmental Authority in a jurisdiction where any of BRLLC, BRINC or any of their respective Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.  There are no

Encumbrances (other than Permitted Encumbrances) on any of the capital or Assets of BRLLC, BRINC or any of their respective Subsidiaries with respect to Taxes.

(d)           Each of BRLLC, BRINC and their respective Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid, and has collected and remitted all Taxes (including all sales and use Taxes), required to be collected and remitted, and has complied with all information reporting and backup withholding requirements.

(e)           Schedule 3.13(e): (i) lists all federal, state, local, and foreign Income Tax Returns filed with respect to BRLLC, BRINC and their respective Subsidiaries for taxable periods ended on or after December 31, 2001, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  BRLLC and BRINC have delivered or made available to Kenexa Technology correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BRLLC, BRINC or any of their respective Subsidiaries since January 1, 2001.  None of BRLLC, BRINC or any of their respective Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(f)            None of BRLLC, BRINC or any of their respective Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth on the Schedule 3.13(f), none of BRLLC, BRINC or any of their respective Subsidiaries is a “foreign person” within the meaning of Section 1445 of the Code.

(g)           None of BRLLC, BRINC or any of their respective Subsidiaries has agreed to or is required to make by reason of a change in accounting method or otherwise, or could be required to make by reason of a proposed change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.  None of BRLLC, BRINC or any of their respective Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the Code.  None of BRLLC, BRINC or any of their respective Subsidiaries has received (or is subject to) any ruling from any taxing authority or has entered into (or is subject to) any agreement with a taxing authority.  None of BRLLC or BRINC have engaged in a “reportable transaction” as defined in Treasury Regulation Section 1.6110-4.

(h)           None of BRLLC, BRINC or any of their respective Subsidiaries is a party to any Tax allocation or sharing agreement.  None of BRLLC, BRINC or any of their respective Subsidiaries has any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Relevant Group of which BRLLC, BRINC or any of their respective Subsidiaries currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise, that would reasonably be expected to have a BRLLC Material Adverse Effect.  Except as set forth on Schedule 3.13(h), none of BRLLC, BRINC or any of their respective Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

(i)            None of BRLLC, BRINC or any of their respective Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(j)            BRLLC is characterized as a partnership for US federal tax purposes and has not made an election to be treated as a corporation for such purposes.

(k)           The Operating Agreement will not preclude Kenexa Technology from making an election pursuant to Section 754 of the Code with respect to the acquisition of the Membership Units.

(l)            There is no indemnification or other agreement between BRINC and the Equityholders under which BRLLC or BRINC could be liable to the Equityholders with respect to the Taxes imposed on the redemption of their BRINC shares in exchange for the Membership Units in 2001.

(m)          Schedule 3.13(m) sets forth each of the Subsidiaries of BRLLC and BRINC that have elected to be treated as a pass through entity, as defined in Treasury Regulations 301.7701(a)-2 and -3, and the date which such election was made.  Each such Subsidiary has been treated as a pass through entity from the date of election listed on Schedule 3.13(m).

(n)           BRINC will not have any income includable under Section 951(a)(1)(A) of the Code after the Effective Time that is attributable to income earned prior to the Effective Time.

(o)           None of the Subsidiaries of BRLLC and BRINC have made an investment in U.S. property, as defined in Section 956 of the Code, which will exist after the Effective Time.

(p)           All transactions among any of BRLLC, BRINC, and their Subsidiaries have been made in compliance with Section 482 of the Code, and comparable foreign laws.

(q)           The federal net operating loss carryover of BRINC to the taxable year beginning January 1, 2006 plus the federal net operating loss of BRINC for the period beginning January 1, 2006 through the Closing Date is not less than $78,000,000.  The Massachusetts net operating loss carryover of BRINC to the taxable year beginning January 1, 2006 plus the Massachusetts net operating loss of BRINC for the period beginning January 1, 2006 through the Closing Date is not less than $12,000,000.  The California net operating loss carryover of BRINC to the taxable year beginning January 1, 2006 plus the California net operating loss of BRINC for the period beginning January 1, 2006 through the Closing Date is not less than $13,000,000.

(r)            BRINC has not had a change of direct stockholders since March 10, 2000 other than as set forth on Schedule 3.13(r).

Section 3.14.          Environmental Matters.

(a)           Schedule 3.14 sets forth a complete list of all material Permits held by BRLLC, BRINC, or any of their respective Subsidiaries, and all Orders applicable to BRLLC, BRINC, or any of their respective Subsidiaries, which have been issued under Environmental Laws, or relate to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or Handling of Substances.  The Permits set forth on Schedule 3.14 constitute all of the Permits that relate to Environmental Matters, issued, issuable or required under Environmental Laws by any Governmental Authority in connection with the operation of the Business and the ownership, operation, use and maintenance of the Assets by BRLLC, BRINC and their respective Subsidiaries, other than Permits the absence of which would not reasonably be expected to have a BRLLC Material Adverse Effect.

(b)           BRLLC, BRINC and each of their respective Subsidiaries are and for the last five years have been in material compliance with all Environmental Laws, and all Permits and Orders issued thereunder.

(c)           There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans:

(i)            that have given rise or could reasonably be expected to give rise to any material Liabilities of BRLLC, BRINC or any of their respective Subsidiaries under any Environmental Laws;

(ii)           that have required or could reasonably be expected to require BRLLC, BRINC or any of their respective Subsidiaries to incur any material cleanup, remediation, removal or other response costs (including the cost of coming into compliance with Environmental Laws), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, Liabilities, payments, damages (including any actual, punitive or consequential damages (A) under any Environmental Laws or (B) to third parties for personal injury or property damage), civil or criminal fines or penalties, judgments or amounts paid in settlement under Environmental Laws, in each case arising out of or relating to any Environmental Matters (collectively, “Environmental Costs”); or

(iii)          that have led to the filing or, to the Knowledge of BRLLC, could reasonably be expected to lead to the filing of any Action or the commencement of any inquiry or investigation against or involving BRLLC, BRINC or any of their respective Subsidiaries arising out of or relating to any Environmental Matters.

(d)           None of BRLLC, BRINC or any of their respective Subsidiaries has received any written notice or other communication: (i) that any of them is or may be a potentially responsible Person or otherwise materially liable in connection with any waste disposal site or other location allegedly containing any Substances; (ii) of any failure by any of them to materially comply with any Environmental Laws or the requirements of any Permits issued under Environmental Laws; or (iii) that any of them is requested or required by any Governmental Authority to perform any material investigatory or remedial activity or other action in connection with any actual or alleged release of Substances or any other Environmental Matters.

(e)           For the avoidance of doubt, the parties agree that the representations set forth in this Section 3.14 shall be the sole and exclusive representations of BRLLC, BRINC and their respective Subsidiaries with respect to Environmental Laws, Environmental Matters, and Environmental Costs.

(f)            BRLLC, BRINC and their respective Subsidiaries have made available to Kenexa Technology all material environmental audits, site assessments, environmental studies, and environmental records and reports in their possession, custody or control relating to operation of the business and/or environmental conditions at any current or formerly owned or operated properties.

(g)           There are no outstanding or unresolved Actions or enforcement matters under any Environmental Law.

Section 3.15.          Intellectual Property.

(a)           BRLLC, BRINC and their respective Subsidiaries exclusively own, or otherwise have the right to use under the IP Licenses, the Intellectual Property used in connection with the Business as presently conducted, free and clear of any Encumbrances (other than Permitted Encumbrances) other than the rights of licensors under the IP Licenses.

(b)           Schedule 3.15(b)(i) sets forth a correct and complete list of all registrations, issuances, filings and applications for any Intellectual Property filed by BRLLC, BRINC or any of their respective Subsidiaries.  Schedule 3.15(b)(ii) lists each item of unregistered Intellectual Property that is owned by BRLLC, BRINC or any of their respective Subsidiaries and for which the failure to satisfy the representation contained in the last sentence of this Section 3.15(b) would result in a BRLLC Material Adverse Effect.  Schedule 3.15(b)(i) specifies as to each item listed thereon, as applicable: (i) the owner(s) or current applicant(s) of each item, as applicable; (ii) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (iii) the issuance, registration or application numbers and date of filing, issuance or registration, as applicable.  Except as set forth in Schedule 3.15(b)(i), each item listed on Schedule 3.15(b)(i) and (ii) is owned solely by the owner listed thereon, free and clear of any Encumbrances (other than Permitted Encumbrances).  BRLLC, BRINC and their respective Subsidiaries have the right to make, use, sell, license and distribute the following products in a manner consistent with the present conduct of the Business or to fulfill obligations of BRLLC, BRINC and their respective Subsidiaries in any existing customer contract: Enterprise (ASP and On-Site), Talent Gateways, Community Gateway, Agency Manager Gateway, Entirion, PreciseSource, Community Post, WirelessRecruiter, MobileRecruiter, SmartApproval, Event Manager and Talent Data Center processing, in each case with no obligation to any Person other as set forth in the IP Licenses listed on Schedule 3.15(c) or as set forth in any licenses pertaining to Off-the-Shelf Software.

(c)           Schedule 3.15(c) sets forth a correct and complete list of all IP Licenses to which BRLLC, BRINC or any of their respective Subsidiaries is a party and that are material to the continued operation of the Business, as currently operated (but excluding any IP Licenses relating to off-the-shelf software, meaning software that is generally available via “shrink wrap” or “click wrap” licenses, as such terms are commonly understood, from commercial software vendors (“Off-the-Shelf Software”)) specifying as to each item:  (A) the Intellectual Property licensed under the IP License; and (B) which parties are licensors and which parties are licensees under each IP License.  BRLLC, BRINC and their respective Subsidiaries have substantially performed all material obligations imposed on them under such IP Licenses, including payment obligations, except for any failure to perform that would not reasonably be expected to have a BRLLC Material Adverse Effect.  BRLLC, BRINC and their respective Subsidiaries are not in violation or breach of any such IP Licenses, except for any violation or breach that would not reasonably be expected to have a BRLLC Material Adverse Effect.  Except as set forth in Schedule 3.15(c), each of the IP Licenses set forth on Schedule 3.15(c) is valid and in full force and effect and enforceable by and against BRLLC, BRINC or any of their respective Subsidiaries and, to the Knowledge of BRLLC, enforceable against the other parties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.  Except as set forth in Schedule 3.15(c), the consummation of the transactions contemplated by this Agreement will not require the consent, approval or other authorization of any party to any IP License set forth on Schedule 3.15(c).

(d)           No trade secret that is material to the continued operation of the Business, as currently operated (including those that are material to material products and services of the Business currently under development) and the value of which is contingent upon maintenance of confidentiality has been disclosed to any employee, representative or agent of BRLLC, BRINC or any of their respective Subsidiaries or any other Person not obligated to maintain such trade secret in confidence pursuant to a written confidentiality agreement or similar written binding obligation, except as required by the applicable patent office pursuant to the filing of a patent application by BRLLC, BRINC or any of their respective Subsidiaries.

(e)           With respect to all patents and registrations for trademarks, service marks and copyrights that are held by BRLLC, BRINC or any of their respective Subsidiaries and that are material to the continued operation of the Business, as currently operated (“Registered Intellectual Property”): (i) all Registered Intellectual Property consisting of trademarks, service marks and copyrights is valid and enforceable; (ii) to the Knowledge of BRLLC, all Registered Intellectual Property consisting of the following patents is valid and enforceable: (A) Systems and method patents from iSearch (US Patent 5,999,939,US Patent 6,996,561) and (B) Method and Apparatus for sending and tracking resume data sent via URL (US Patent 6,785,679); (iii) no Registered Intellectual Property has expired or been cancelled or abandoned; (iv) all issuance, renewal, maintenance and other payments that are or have become due with respect to the Registered Intellectual Property have been timely paid by or on behalf of BRLLC, BRINC and their respective Subsidiaries; and (v) BRLLC, BRINC or one of their respective Subsidiaries is the record owner of all Registered Intellectual Property.

(f)            BRLLC, BRINC and their respective Subsidiaries are prosecuting all patent and trademark applications set forth on Schedule 3.15(b)(i), and have timely filed all copyright registrations set forth on Schedule 3.15(b)(i) (in each case other than those noted on Schedule 3.15(b)(i) as to be cancelled or abandoned or not to be renewed), in each case in a commercially reasonable manner and are taking commercially reasonable actions to maintain such applications and registrations in full force and effect.

(g)           Each present or, since January 1, 2002, past employee, officer or consultant of BRLLC, BRINC or one of their respective Subsidiaries who has developed any Intellectual Property that is intended to be made, used, imported, sold, offered for sale, licensed, sublicensed or otherwise exploited by BRLLC, BRINC or any of their respective Subsidiaries has executed a valid and enforceable agreement with BRLLC, BRINC or one of their respective Subsidiaries that (i) conveys any and all right, title and interest in and to all Intellectual Property developed by such person in connection with such person’s employment or contract to BRLLC, BRINC or the applicable Subsidiary and/or establishes that, to the extent such person is an author of a copyrighted work created in connection with such person’s employment or contract, such work is a “work made for hire” as set forth in 17 U.S.C. § 101, and (ii) obligates the employee or contractor to keep confidential any confidential information of BRLLC, BRINC and their respective subsidiaries for a commercially reasonable term.  To the Knowledge of BRLLC, no employee or consultant of BRLLC, BRINC or any of their respective Subsidiaries is in violation of any term of any confidentiality agreement, patent or invention disclosure agreement or similar agreement he or she has entered into with BRLLC, BRINC or any of their respective Subsidiaries.  To the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Information Officer, Executive Vice President of Technology, Director of Human Resources and General Counsel, no employee or consultant of BRLLC, BRINC or any of their respective Subsidiaries is in violation of any term of any confidentiality agreement, patent or invention disclosure agreement or similar agreement he or she has entered into with any prior employer or client.

(h)           To the Knowledge of BRLLC, no former employer or client of any such individual has brought any claim against any employee or consultant of BRLLC, BRINC or any of their respective Subsidiaries alleging that such employee or consultant is misappropriating or infringing upon Intellectual Property of such former employer or client.

(i)            The Business, as currently operated, does not infringe upon or otherwise violate any Intellectual Property rights of any third party except for such infringements and violations that, individually or in the aggregate, would not reasonably be expected to have a BRLLC Material Adverse Effect.  To the Knowledge of BRLLC, the Business has not, since the date that is six (6) years prior to the date of this Agreement, infringed upon or otherwise violated any Intellectual Property rights of any third party.  Since the date that is six (6) years prior to the date of this Agreement, except as listed on Schedule 3.15(i), none of BRLLC, BRINC, or any of their respective Subsidiaries has received any written claim or notice alleging any such infringement or violation.

(j)            To the Knowledge of BRLLC, except as set forth in Schedule 3.15(j), no Person is infringing upon or otherwise violating any Intellectual Property rights of BRLLC, BRINC or any of their respective Subsidiaries.

(k)           Except as set forth and quantified in Schedule 3.15(k) and excluding Off-the-Shelf Software, none of BRLLC, BRINC or any of their respective Subsidiaries is a party to or bound by any IP License requiring the payment by BRLLC, BRINC or any of their respective Subsidiaries of any royalty or license payment in excess of Ten Thousand Dollars ($10,000) per fiscal year.

(l)            Except as set forth in Schedule 3.15(l), none of the software owned or developed by BRLLC, BRINC or any of their respective Subsidiaries includes any “open source” software code.  For purposes of this Section 3.15(l), the term “open source” software includes all software licensed to BRLLC, BRINC or their respective Subsidiaries or by BRLLC or BRINC to third parties, under licenses requiring public distribution of any code, including but not limited to licenses approved by the Open Source Initiative and similar licenses, including, without limitation, the GNU General Public License, the GNU Lesser Public License, the Artistic License, the Berkeley Software Distribution (BSD) License and the Apache License.

(m)          All software owned, licensed or used by BRLLC, BRINC or any of their respective Subsidiaries (but excluding Off-the-Shelf Software), in each case which software is (A) used to develop, make, support, maintain or test the software and firmware products or services that are currently sold, published, offered for sale or under development by BRLLC, BRINC and their respective Subsidiaries and (B) material to the continued operation of the Business as currently operated, is set forth and described in Schedule 3.15(m).  Such software, to the extent incorporated into software or firmware products or services that are currently sold, published, or offered for sale by BRLLC, BRINC and their respective Subsidiaries, performs in all material respects in conformance with its specifications.  Except as set forth in Schedule 3.15(m), such software (if it is owned software) or the applicable license agreement (if it is licensed software) is fully and freely transferable without any third party consents and, to the Knowledge of BRLLC, does not contain (i) any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program or (ii) any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access or to disable, erase or otherwise harm any computer, systems or software.  BRLLC, BRINC and their respective Subsidiaries have made back-ups of (x) all such software, to the extent it resides on their respective systems and to the extent it is not downloadable from the licensor and (y) any databases, to the extent they reside on their respective systems, owned, licensed or used by BRLLC, BRINC or any of their respective Subsidiaries that are (A) used to develop, make, support, maintain or test the software and firmware products or services that are currently sold, published, offered for sale or under development by BRLLC, BRINC and their respective Subsidiaries and (B) material to the continued operation of the Business as currently operated, and have maintained such software and such databases at a secure off-site location.

(n)           Schedule 3.15(n) lists all agreements pursuant to which BRLLC, BRINC or any of their respective Subsidiaries has assigned any material Intellectual Property to any third party since January 1, 2001.

(o)           Schedule 3.15(o) lists all agreements pursuant to which BRLLC, BRINC or any of their respective Subsidiaries has agreed to any obligation of non-competition.

(p)           Except as listed on Schedule 3.15(p), none of BRLLC, BRINC, or any of their respective Subsidiaries have agreed to indemnify any Person against any claim of infringement or misappropriation of Intellectual Property, except to the extent such indemnification obligations are contained within agreements entered into in the ordinary course of business for the license or sale of the products and services of BRLLC, BRINC, or any of their respective Subsidiaries.

Section 3.16.          Privacy Policy.  BRLLC, BRINC and their respective Subsidiaries currently have, and have had on a continuous basis since November 2003, a privacy policy (a “Privacy Policy”) that discloses (i) the manner and methods by which BRLLC, BRINC and their respective Subsidiaries collect information from customers and consumers (“Customer Information”), including, through BRLLC’s website, (ii) the manner in which they use such Customer Information, (iii) to whom and under what circumstances they may disclose Customer Information to any third party, and (iv) how an individual may view and correct or delete any personally-identifiable Customer Information that such individual has submitted to BRLLC and BRINC about himself or herself, a true, correct and complete copy of which has been provided to Kenexa Technology.  Except as set forth in Schedule 3.16, BRLLC, BRINC and their respective Subsidiaries have complied, and are currently in compliance, with all terms of its Privacy Policy in all material respects, including with respect to the collection, use and disclosure of Customer Information.  Except as set forth in Schedule 3.16, none of BRLLC, BRINC or any of their respective Subsidiaries has collected, used, disclosed or failed to safeguard any of the Customer Information it receives through its website or otherwise in an unlawful manner or in a manner that violates the privacy rights of customers or consumers recognized under applicable Laws.  To the Knowledge of BRLLC, except as set forth in Schedule 3.16, no Person with whom BRLLC or BRINC or any of their respective Subsidiaries shares Customer Information, has used, disclosed or failed to safeguard any such Customer Information in an unlawful manner or in a manner that violates the privacy rights of customers and consumers.  BRLLC has posted a link to the Privacy Policy on its website.  BRLLC, BRINC and their respective Subsidiaries have security measures in place designed to protect the Customer Information they receive through their websites or otherwise and store in their computer systems from illegal use by third parties or use by third parties in a manner that violates the privacy rights of customers and consumers recognized under applicable Laws, and to the Knowledge of BRLLC, except as set forth in Schedule 3.16, there have not been any security breaches with respect to, or theft of, all or any portion of such Customer Information (including social security numbers).  Since September 30, 2001, there has not been any breach of the Privacy Policy by BRLLC, BRINC or their respective Subsidiaries that has required notification to be made under any state privacy laws.

Section 3.17.          Takeover Statutes.  Except as set forth in Schedule 3.17 and, with respect to non-U.S. Subsidiaries, to the Knowledge of BRLLC and based on the information of BRLLC,

BRINC and their respective Subsidiaries alone, no other Takeover Statutes apply or purport to apply to this Agreement, any Transaction Document or the Transactions (including the Merger).

Section 3.18.          Compliance with Law.

(a)           BRLLC, BRINC, their respective Subsidiaries and the conduct of the Business are, and have been, in compliance with all Laws of any Governmental Authority applicable to BRLLC, BRINC and their respective Subsidiaries, the Business and/or the Assets of BRLLC, BRINC and their respective Subsidiaries, except for any violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a BRLLC Material Adverse Effect.  None of BRLLC, BRINC or any of their respective Subsidiaries is in Default of any Order.  For the avoidance of doubt, no representations or warranties are made in this Section 3.18 with respect to (a) applicable laws with respect to Taxes, which are covered in Section 3.13, (b) Environmental Laws, which are covered in Section 3.14, (c) Permits, which are covered in Section 3.22, and (d) ERISA, which are covered by Section 3.11(b).

(b)           All Membership Units and Shares issued and outstanding as of the date hereof have been issued in compliance with the requirements of the Securities Act of 1933, as amended.

Section 3.19.          Prohibited Payments.  None of BRLLC, BRINC, their respective Subsidiaries nor, to the Knowledge of BRLLC, any of their respective managers, directors, officers, agents or employees has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.20.          Property; Facilities.

(a)           Owned Real Property.  None of BRLLC, BRINC or any of their respective Subsidiaries has any Owned Real Property.

(b)           Leased Real Property.  Schedule 3.20(b) sets forth a true, correct and complete list of the Real Property Leases (including all modifications and amendments thereto, including any subordination, non-disturbance and attornment agreements entered into by BRLLC, BRINC or any of their respective Subsidiaries).  All Leased Real Property is held by BRLLC, BRINC or any of their respective Subsidiaries under valid leasehold interests.  Each of the Real Property Leases is valid and enforceable against BRLLC, BRINC or a Subsidiary and, to the Knowledge of BRLLC, each Real Property Lease is valid and enforceable against the other parties thereto, in each case in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.  None of BRLLC or BRINC or any of their respective Subsidiaries is in Default under, or has received written notice or, to the Knowledge of BRLLC, oral notice, of any Default under any of the Real Property Leases, in each case which would be reasonably likely to have, individually or in the aggregate, a BRLLC Material Adverse

Effect.  No leasehold interest of BRLLC, BRINC or any of their respective Subsidiaries in any Leased Real Property is subject to any Encumbrances except for Permitted Encumbrances and except for Encumbrances that (i) have not had, and are not reasonably likely to have, individually or in the aggregate, a BRLLC Material Adverse Effect or (ii) are not likely to materially affect the ability of BRLLC or BRINC to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

Section 3.21.          Assets; Equipment.  BRLLC, BRINC and their respective Subsidiaries have good title to, or in the case of leased or subleased Assets (other than Leased Real Property, which is covered by Section 3.20(b)), valid and subsisting leasehold interests in, the Assets owned or leased by them as of the date of this Agreement, free and clear of all Encumbrances, except for Permitted Encumbrances.  The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are reasonably necessary for the continued operation of the Business, as currently operated.  All of the Equipment owned by BRLLC, BRINC and their respective Subsidiaries and necessary for the continued operation of the Business, as currently operated, is in good operating condition and repair (except for ordinary wear and tear and scheduled maintenance), except as would not reasonably be expected to have a BRLLC Material Adverse Effect.

Section 3.22.          Permits.  Schedule 3.22 sets forth a complete list of all material Permits issued to or held by BRLLC, BRINC or any of their respective Subsidiaries and used in the operation of the Business.  Except as set forth on Schedule 3.22, none of BRLLC, BRINC or any of their respective Subsidiaries is in Default, nor has BRLLC, BRINC or any of their respective Subsidiaries received any written notice or, to the Knowledge of BRLLC, oral notice of any claim of Default, with respect to any such Permit, which Default could have a BRLLC Material Adverse Effect.  Such Permits constitute all of the licenses, franchises and other permits required by any Governmental Authority in connection with the operation of the Business and the ownership, operation, use and maintenance of the Assets by BRLLC, BRINC and their respective Subsidiaries, except where the absence of any such Permit would not have a BRLLC Material Adverse Effect.  For the avoidance of doubt, no representation or warranty is made in this Section 3.22 with respect to Permits involving Environmental Laws which are covered in Section 3.14.

Section 3.23.          Insurance.  Schedule 3.23 contains a true, correct and complete list and description (including policy number, amount, and type of coverage) of all policies or binders of insurance maintained by BRLLC, BRINC or any of their respective Subsidiaries on the Business, the Assets or the employees of BRLLC, BRINC or any of their respective Subsidiaries and any written notice from any insurance company relating to a reservation of rights under any policy under which a claim has been made.  All such insurance coverage is in full force and effect, no written notice of cancellation, non-renewal, termination, premium increase or change in coverage has been received with respect thereto and there is no existing Default or event which, with the giving of notice, lapse of time or both, would constitute a Default, by any insured thereunder, except as would not reasonably be expected to have a BRLLC Material Adverse Effect.  All premiums and other amounts due on such policies have been paid, and BRLLC, BRINC and their respective Subsidiaries have complied with the provisions of such policies in all material respects.

Section 3.24.          No Brokers; Financial Advisors.  None of BRLLC, BRINC, their respective Subsidiaries or any of their respective managers, officers, directors or employees acting on behalf of BRLLC, BRINC or any of their respective Subsidiaries, has entered into any contract, agreement, arrangement or understanding with any financial advisor, broker, finder or similar agent or any Person, other than Jefferies Broadview, a division of Jefferies & Company, Inc., which will result in the obligation of BRLLC, BRINC, any of their respective Subsidiaries, Parent, Kenexa Technology or Acquisition Sub to pay any financial advisory fees, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement and the transactions contemplated hereby.

Section 3.25.          Governmental Consents and Approvals, Agreements with Regulatory Agencies.

(a)           Except for:

(i)            filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities laws and the HSR Act;

(ii)           the filing and recordation of the Certificate of Merger as required by DGCL;

(iii)          compliance with the so-called “fair prices,” “moratorium,” “control share acquisition” or other similar U.S. state anti-takeover laws (“Takeover Statutes”) set forth in Schedule 3.17; and

(iv)          in connection with the Permits listed on Schedule 3.14 and Schedule 3.22, no consent, approval, permit, authorization or written notice of, declaration to or filing or registration with, any Governmental Authority is required to be made or obtained by BRLLC, BRINC or any of their respective Subsidiaries in connection with the execution, delivery and performance by BRLLC and BRINC of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such approval, permits, authorizations or notice would not have a BRLLC Material Adverse Effect.

(b)           None of BRLLC, BRINC or any of their respective Subsidiaries (i) is a party to any agreement or memorandum of understanding with any Governmental Authority, (ii) is subject to any Order, or (iii) has adopted any board resolutions at the request of any Governmental Authority (collectively, “Regulatory Agreements”).  None of BRLLC, BRINC or any of their respective Subsidiaries has been advised in writing by any Governmental Authority that such Governmental Authority is considering issuing or requesting any Regulatory Agreement.

Section 3.26.          Reporting.  None of BRLLC, BRINC or any of their respective Subsidiaries is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Section 3.27.          Full Disclosure.  No representation or warranty or other statement made by BRLLC or BRINC in this Agreement, the Disclosure Schedule or in any Transaction Document contains or will contain any untrue statement, or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Article IV
Representations and Warranties
of the Selling Members and the Accel PArties

Except as set forth on the Disclosure Schedule, each of the Selling Members and Accel Parties hereby severally represents and warrants, in respect of itself, to each of Parent, Kenexa Technology and Acquisition Sub as follows:

Section 4.1.            Incorporation and Authority.

(a)           The Selling Member or Accel Party (other than James W. Breyer) is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary power to enter into, consummate the transactions contemplated by and carry out its obligations under the Transaction Documents to which it is a party.

(b)           The execution and delivery by the Selling Member or Accel Party of the Transaction Documents to which it is a party and the consummation by the Selling Member or Accel Party of the transactions contemplated by, and the performance by the Selling Member or Accel Party of its respective obligations under, the Transaction Documents have been duly authorized by all requisite action on the part of the Selling Member or Accel Party.

(c)           This Agreement has been, and upon execution and delivery the other Transaction Documents to which it is a party will be, executed and delivered by the Selling Member or Accel Party, and (assuming due authorization, execution and delivery by the other party or parties hereto or thereto) this Agreement constitutes, and upon execution and delivery the other Transaction Documents to which it is a party will constitute, legal, valid and binding obligations of the Selling Member or Accel Party, enforceable against the Selling Member or Accel Party in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.2.            No Conflict.  The execution, delivery and performance by the Selling Member or Accel Party of, and the consummation by the Selling Member or Accel Party of the transactions contemplated by, the Transaction Documents do not and will not (a) violate or conflict with the certificate of incorporation or bylaws or similar organizational documents of the Selling Member or Accel Party, (b) conflict with or violate any Law or Order applicable to the Selling Member or Accel Party or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which such Selling Member or Accel Party is a party or by which any of its assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults or rights as would not materially impair or delay the ability of the Selling Member or Accel Party to consummate the transactions contemplated by, or perform its obligations under, the Transaction Documents.

Section 4.3.            Consents and Approvals.  The execution and delivery by the Selling Member or Accel Party of the Transaction Documents do not, and the performance by the Selling Member or Accel Party of, and the consummation by the Selling Member or Accel Party of the transactions contemplated by, the Transaction Documents will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by the Selling Member or Accel Party, except (a) in connection, or in compliance, with the notification and waiting period requirements of the HSR Act and applicable filings or approvals under non-U.S. antitrust and competition laws, or (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Selling Member or Accel Party from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Documents.

Section 4.4.            Absence of Litigation.  There are no Actions pending or, to the knowledge of the Selling Member or Accel Party, threatened that would materially impair or delay the ability of the Selling Member or Accel Party to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Documents.

Section 4.5.            Title to Membership Units.  The Selling Member owns its respective Membership Units free and clear of all Encumbrances, except any Encumbrances pursuant to the Operating Agreement or this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES
OF PARENT, KENEXA TECHNOLOGY AND ACQUISITION SUB

Parent, Kenexa Technology and Acquisition Sub hereby represent and warrant to BRLLC, BRINC, the Selling Members and the Accel Parties as follows:

Section 5.1.            Organization.  Each of Parent, Kenexa Technology and Acquisition Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full corporate power and authority to conduct its business as it is currently being conducted and to own or lease, as applicable, its assets.  Each of Parent, Kenexa Technology and Acquisition Sub is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

Section 5.2.            Authorization.  Each of Parent, Kenexa Technology and Acquisition Sub has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery by each of Parent, Kenexa Technology and Acquisition Sub of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of Parent, Kenexa Technology and Acquisition Sub of the transactions contemplated hereby and thereby have been duly approved by the respective boards of directors of Parent, Kenexa Technology and Acquisition Sub, and by Kenexa Technology as the sole shareholder of Acquisition Sub.  No other corporate proceedings on the part of Parent, Kenexa Technology or Acquisition Sub are necessary to authorize this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which it is a party has been, or will be, duly executed and delivered by each of Parent, Kenexa Technology and Acquisition Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other party or parties hereto and thereto, are, or will be, the legal, valid and binding obligations of each of Parent, Kenexa Technology and Acquisition Sub, enforceable against each in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by applicable law.

Section 5.3.            Governmental Consents and Approvals; No Conflict or Violation.

(a)           Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and except for the filing and recordation of the Certificate of Merger as required by the DGCL, no consent, approval, authorization of or notice of, declaration to or filing or registration with, any Governmental Authority is required to be made or obtained by Parent, Kenexa Technology or Acquisition Sub in connection with the execution, delivery and performance by Parent, Kenexa Technology and Acquisition Sub of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such permits, authorizations, consents and approvals would not have a Parent Material Adverse Effect.

(b)           Neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent, Kenexa Technology or Acquisition Sub with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the organizational documents of Parent, Kenexa Technology or Acquisition Sub, (ii) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Kenexa Technology or Acquisition Sub is a party or by which Parent, Kenexa Technology, Acquisition Sub or any of their assets may be bound or (iii) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under, any Order or Law, except in the case of each of clauses (ii) and (iii) above, for such violations, Defaults, terminations or accelerations which would not have, either individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4.            No Prior Activities.  Acquisition Sub was incorporated on September 26, 2006.  Except for obligations incurred in connection with its incorporation and the transactions contemplated by this Agreement, Acquisition Sub has neither incurred any obligation or Liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.  Acquisition Sub has no assets and has not generated any revenues.

Section 5.5.            Compliance with Laws.  Each of Parent, Kenexa Technology and Acquisition Sub is in compliance with all Laws and Orders which would materially affect its ability to perform its obligations hereunder.  There is no Action pending or, to the actual knowledge of Parent, Kenexa Technology and Acquisition Sub, threatened against Parent, Kenexa Technology or Acquisition Sub that would materially affect their respective abilities to perform their respective obligations hereunder.

Section 5.6.            Solvency.  None of Parent, Kenexa Technology and Acquisition Sub, individually and on a consolidated basis, is Insolvent (as defined below) as of the date hereof and, assuming the accuracy of the representations and warranties of BRINC and BRLLC in this Agreement, neither Parent nor Kenexa Technology, individually and on a consolidated basis, will be Insolvent immediately after the Effective Time.  For purposes of this Section 5.6, “Insolvent” means, with respect to any Person, (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, or (b) such Person is unable to pay its debts and liabilities as such debts and liabilities mature.

Section 5.7.            Brokers.  None of Parent, Kenexa Technology, Acquisition Sub or any of their respective officers, directors, or employees has entered into any contract, agreement, arrangement or understanding with any financial advisor, broker, finder or similar agent or any Person other than JMP Securities which will result in the obligation of any party hereto or any of its Affiliates to pay any financial advisory fee, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement or the transactions contemplated hereby.

Section 5.8.            Safe Harbor Certification.  Kenexa Technology has self-certified to the U.S. Department of Commerce that it subscribes to the Safe Harbor Privacy Principles and related Frequently Asked Questions (“Safe Harbor”) regarding the protection of data about an identified or identifiable individual that is received from the European Union (“EU Personal Data”).

Article VI
COVENANTS

Section 6.1.            Conduct of Business of BRLLC and BRINC.  Except as otherwise expressly provided in this Agreement or as described on Schedule 6.1, during the period from the date hereof through the Effective Time, BRLLC and BRINC will each conduct its and their respective Subsidiaries’ operations in the Ordinary Course of Business and use their commercially reasonable efforts to preserve intact their and their respective Subsidiaries’ current business organizations, and use their commercially reasonable efforts to keep available the services of employees and preserve their and their respective Subsidiaries’ relationships with parties to Material Contracts and others having business dealings with each of BRLLC, BRINC and their respective Subsidiaries.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described on Schedule 6.1, during the period from the date hereof through the Effective Time, neither BRLLC nor BRINC will, and they will not permit their respective Subsidiaries to, without the prior written consent of Kenexa Technology, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)           amend the organizational documents of BRLLC or BRINC or the organizational documents of any of their respective Subsidiaries, except that the organizational documents of BRLLC and BRINC may be amended, for the avoidance of doubt, solely to (i) expressly provide for allocation of the Indemnity Escrow Amount ratably among the various classes and series of Shares and Units in accordance with this Agreement (pro rata to the amount of the Initial Merger Consideration or Initial Membership Units Consideration, as applicable, payable under Article II in respect of the Shares and Units of the relevant class and series) notwithstanding the existing designations, rights and preferences of Preferred Stock and Preferred Units, and (ii) expressly provide for proceeds of the Transactions payable to the Equityholders, in their respective capacities as such, under Article II to be allocated among them in accordance with this Agreement;

(b)           authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities or equity equivalents (including any options or appreciation rights), except for the issuance of Shares or Units in connection with any exercise of outstanding BRINC Options set forth on Schedule 3.6 or outstanding Membership Unit Options;

(c)           (i) change any capital interest, or class or series of capital interests, into a different number or percentage of capital interests or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of capital interest, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, capital interests or property or any combination thereof) in respect of the Membership Units or Shares, make any other distribution in respect of the Membership Units or Shares or otherwise make any payments to the Equityholders in their capacity as such, or (iii) purchase, redeem or otherwise acquire any Membership Units or Shares or securities of any Subsidiary of BRLLC or BRINC or any rights, warrants or options to acquire any such Membership Units, Shares or other securities (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment or services with BRLLC, BRINC or any Subsidiary of BRLLC or BRINC);

(d)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BRLLC, BRINC or any of their respective Subsidiaries (other than the Transactions);

(e)           (i) incur or assume any long-term or short-term debt other than trade debt in the Ordinary Course of Business or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person other than BRINC, BRLLC or any of their respective Subsidiaries in the Ordinary Course of Business, (iii) make any loans, advances or capital contributions to or investments in any other Person other than BRINC, BRLLC or any of their respective Subsidiaries in the Ordinary Course of Business, except for customary loans or advances to employees, in each case in the Ordinary Course of Business, or (iv) create or suffer to exist any Encumbrance, other than Permitted Encumbrances, upon any Assets of BRLLC, BRINC or any of their respective Subsidiaries;

(f)            except as required by Law, enter into, adopt or amend or terminate any Employee Plan or other arrangement for the benefit or welfare of any manager, director, officer or employee of BRLLC, BRINC or any of their respective Subsidiaries in any manner or, other than changes in arrangements with benefits services providers not initiated by or requiring consent of BRINC or BRLLC, increase in any manner the compensation or fringe benefits of any manager, director, officer or employee of BRLLC, BRINC or any of their respective Subsidiaries or pay any benefit not required by any Employee Plan or other arrangement as in effect as of the date hereof; provided, however, that this paragraph (f) shall not prevent BRLLC, BRINC or any of their respective Subsidiaries from (i) increasing annual compensation and/or providing for or amending bonus arrangements for non-executive employees in the Ordinary Course of compensation reviews to the extent that any such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to BRLLC, BRINC and their respective Subsidiaries, in the aggregate taken as a whole or (ii) granting awards under the Carveout Plan, provided that all such awards under the Carveout Plan contemplated by this clause (ii) will constitute Change of Control Payments;

(g)           acquire, sell, lease or dispose of any fixed assets in any single transaction or series of related transactions having a fair market value in excess of $50,000 in the aggregate;

(h)           except as may be required as a result of a change in Laws or in GAAP, change any of the accounting principles or practices used by them;

(i)            (i) acquire, by merger, consolidation or acquisition of stock or assets, any corporation, partnership or other business organization or division thereof or any equity interest therein or (ii)  authorize any new capital expenditure or expenditures, individually in excess of $50,000 or, in the aggregate, in excess of $250,000;

(j)            settle or compromise any pending or threatened Action, the settlement or compromise of which provides for covenants that restrict the ability of BRLLC, BRINC or their respective Subsidiaries to operate or compete or would have a BRLLC Material Adverse Effect;

(k)           except as may be required as a result of a change in Laws, make any change to the Tax accounting methods or practices of BRLLC, BRINC or any Subsidiary, or enter into or make any adjustments, arrangements or elections with respect to Taxes;

(l)            revalue in any material respect any of the Assets, including writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or except as required by GAAP, applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Audited Financial Statements;

(m)          other than any change not reasonably expected to result in a change in likelihood of collection, change any of BRLLC’s, BRINC’s or its Subsidiaries’ current practices, policies or procedures with respect to the timing of collection of accounts receivable from, billing of or terms with, or pricing and payment terms offered to, customers or vendors;

(n)           except in the Ordinary Course of Business and except as permitted pursuant to this Section 6.1, amend or terminate any existing Material Contract, lease relating to Leased Real Property, or contract in connection with Intellectual Property, or enter into any new Material Contract, lease relating to Leased Real Property, or contract in connection with Intellectual Property to which BRLLC, BRINC or any of their respective Subsidiaries is a party;

(o)           take any action or omit to take any action that causes any material Intellectual Property owned or licensed by BRLLC, BRINC or any of their respective Subsidiaries to become exclusively licensed to a third party, invalidated, abandoned or dedicated to the public domain; or

(p)           take or agree in writing or otherwise to take any of the actions described in Section 6.1(a) through (o) or any action which would make any of the representations or warranties of BRLLC or BRINC contained in this Agreement untrue or incorrect.

Section 6.2.            Requisite BRINC Vote.  Within one (1) Business Day of the date of this Agreement, the board of directors of BRINC shall submit to the Stockholders for their approval, together with such board’s recommendation, this Agreement, the Merger, and the other transactions contemplated by this Agreement and, subject to any applicable fiduciary obligations of the board of directors of BRINC, use its commercially reasonable efforts to secure and cause to be delivered to BRINC a written consent or consents pursuant to Section 228(a) of the DGCL necessary to secure the Requisite BRINC Vote.

Section 6.3.            Equityholder Notices and Disclosure.

(a)           BRLLC and BRINC, as promptly as practicable after the execution and delivery of this Agreement, shall deliver to each Stockholder and Optionholder an information statement describing the Transfer, the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents (the “Information Statement”), which shall, among other things:

(i)            describe the consideration to be received by Equityholders and the assumption by each such party of the indemnification obligations set forth in Article IX and Article X; and

(ii)           with respect to the Stockholders (except with respect to Stockholders who have consented in writing in connection with the Requisite BRINC Vote), constitute: (A) notice under the DGCL of action by partial written consent of Stockholders and (B) the notice of the availability of appraisal rights required pursuant to Section 262 of the DGCL.

Prior to delivery of the Information Statement to the Stockholders and Optionholders, BRLLC and BRINC shall provide Kenexa Technology with a reasonable opportunity to review and comment on a draft of such Information Statement.  BRLLC and BRINC shall incorporate into the final Information Statement all comments reasonably proposed by Kenexa Technology in response to such draft.  BRLLC and BRINC shall use commercially reasonable efforts to cause the Information Statement to be mailed to the Stockholders and Optionholders as promptly as practicable following the date of this Agreement.

(b)           BRLLC and BRINC shall provide Kenexa Technology the opportunity to review and comment upon a draft of each notice, statement, form of consent or other document to be delivered to Equityholders pursuant to this Agreement (other than the Information Statement) prior to such delivery, and BRLLC and BRINC shall consider in good faith all comments reasonably proposed by Kenexa Technology in response to such draft.

Section 6.4.            Access to Information.

(a)           Between the date hereof and the Effective Time, BRLLC and BRINC will, solely to the extent necessary to facilitate consummation of the Transactions, provide, and will cause their respective Subsidiaries to provide, Parent, Kenexa Technology, Acquisition Sub and their authorized representatives with reasonable access during normal business hours to the Facilities, Assets, personnel, representatives, books and records, contracts and Tax Returns of BRLLC, BRINC and their respective Subsidiaries; provided, that Parent, Kenexa Technology and Acquisition Sub agree that such access will give due regard to minimizing interference with the operations, activities and employees of BRLLC, BRINC and their respective Subsidiaries.

(b)           Between the date hereof and the Effective Time, BRLLC and BRINC shall furnish to Kenexa Technology and its authorized representatives such financial data (including aggregate pipeline data) with respect to the Business and Assets of BRLLC, BRINC and their respective Subsidiaries as Kenexa Technology may from time to time reasonably request, including any such data made available to BRLLC’s managers and BRINC’s board of directors, respectively, but in no event more than ten (10) Business Days after they become available.

Section 6.5.            Confidentiality.

(a)           For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Confidential Information” shall mean all discussions among the parties, all documents, responses to requests for proposals, functional specifications, software, documentation, sales and marketing data, plans and strategies, contracts, prices, financial information and models, analyses, business plans, data of any kind including prices, product design, drawings, sketches, plans, forms, customer and prospect lists or data, employee or applicant lists or data, designs, techniques, processes, inventions, components, parts, computer programs, software, systems, demonstrational disks, maps and other information of a Delivering Party (hereafter defined), which is of a secret, confidential or proprietary nature, concerning or relating to such Delivering Party’s business, operations, products, services, projects, finances, technology and/or future technical, business or promotional plans, excepting however, that which is: (1) in the public domain without any breach of this Section 6.5; or (2) disclosed to a party on a non-confidential basis from a source which is lawfully in possession of such Confidential Information and is not prohibited from disclosing such Confidential Information to such party by a legal, contractual or fiduciary obligation to the Delivering Party; or (3) released in writing from confidential treatment by the Delivering Party; or (4) required to be disclosed pursuant to a subpoena, order, civil investigative demand or similar process of which process the Receiving Party promptly notifies the Delivering Party.  In any event, the Receiving Party shall not oppose action by the Delivering Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded its Confidential Information.

(ii)           “Delivering Party” shall mean a party, including its agents, representatives, consultants, officers, directors, and employees, which delivers, discloses, communicates or makes available to a Receiving Party the Confidential Information of the Delivering Party or any embodiment thereof (regardless of whether written, transmitted orally, visually, electronically, or in any other manner, or whether delivered, disclosed, communicated or made available by the Delivering Party prior or subsequent to the date of this Agreement), or on whose behalf such Confidential Information is so delivered, or any party which makes Confidential Information available to a Receiving Party or which grants to a Receiving Party access to Confidential Information.

(iii)          “Receiving Party” shall mean a party, including its agents, representatives, consultants, officers, directors, and employees, which receives any Confidential Information (regardless of whether written, transmitted orally, visually, electronically, or in any other manner, or whether received by such party prior or subsequent to the date of this Agreement) of a Delivering Party or which receives benefit from an affiliated entity’s receipt of Confidential Information of a Delivering Party or any party to which Confidential Information is made available by a Delivering Party or which is granted access to Confidential Information by a Delivering Party.

(b)           The Confidential Information provided by a Delivering Party to a Receiving Party shall be kept confidential and shall not, without prior written consent of such Delivering Party, be disclosed by such Receiving Party in any manner whatsoever, in whole or in part, and shall not be used by such Receiving Party other than in connection with the performance of such Receiving Party’s obligations under this Agreement and the consummation of the transactions contemplated hereby for a period of two (2) years after the Closing Date or termination of this Agreement.

(c)           Each Receiving Party agrees to reveal the Confidential Information that it receives from a Delivering Party only to those of its respective agents, representatives and employees who need to know the Confidential Information so received for the purpose of performing such Receiving Party’s obligations under this Agreement and consummating the transactions contemplated hereby, and who are informed by such Receiving Party of the confidential nature of the Confidential Information so received and of the parties’ obligations under this Section 6.5.

(d)           Each Receiving Party shall protect Confidential Information by using at least the same degree of care, which shall in no event be less than reasonable care, to prevent unauthorized use and/or dissemination and/or publication of Confidential Information, as Receiving Party uses to protect its own confidential information of like nature.

(e)           Each Receiving Party shall be responsible for any breach of this Section 6.5 by its respective agents or representatives, unless prior to disclosing any Confidential Information received from Delivering Party to such agents and representatives, Receiving Party shall secure from them a written confidentiality agreement containing the same terms and conditions as this Section 6.5.  Nothing in this Section 6.5 will prevent any party from using in any manner whatsoever its own Confidential Information or Confidential Information generated by its own agents, representatives or employees without the use of the Confidential Information of a Disclosing Party.

(f)            Without the prior written consent of a Disclosing Party, except as required by law, no Receiving Party shall disclose to any person that such Disclosing Party’s Confidential Information has been made available, that discussions or negotiations are taking place concerning a transaction or relationship involving the parties, or any of the terms, conditions or other facts with respect to any transaction or relationship, including the status thereof.

(g)           All copies of Confidential Information delivered by a Delivering Party, except for that portion of Confidential Information which consists of analyses, compilations, forecasts, studies or other documents prepared by a Receiving Party, will be returned to such Delivering Party immediately upon request of such Delivering Party.  That portion of Confidential Information which consists of analyses, compilations, forecasts, studies or other documents prepared by a Receiving Party shall be held by such Receiving Party and kept confidential and subject to the terms of this Section 6.5 or destroyed upon request of such Delivering Party, and, in either event, any oral Confidential Information shall continue to be subject to the terms of this Section 6.5.

(h)           The parties acknowledge that the covenants set forth in this Section 6.5 are necessary for the protection of the Delivering Parties and that the scope of the covenants contained herein is reasonable and necessary.  The parties agree that there is no adequate remedy at law for any breach of said covenants, and, as a result, each Delivering Party shall be entitled to injunctive relief that may be deemed proper by a court of competent jurisdiction in the event of a breach or threatened breach of any covenant by any Receiving Party.

(i)            Each party acknowledges and agrees that Confidential Information and all copyright and other proprietary rights therein shall remain the property of the Delivering Party.  No Receiving Party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody a Delivering Party’s Confidential Information.

(j)            Except as expressly set forth in this Agreement, no Disclosing Party makes any representations or warranties, express or implied, with respect to the Confidential Information of such Disclosing Party.  Each Receiving Party acknowledges and agrees that no Delivering Party shall have any liability to such Receiving Party resulting from the use of Confidential Information furnished by such Delivering Party or its representatives.

Section 6.6.            HSR Act Approvals.  In connection with this Agreement and the transactions contemplated hereby, to the extent required by the HSR Act, each of the parties hereto shall comply within five (5) Business Days with the notification and reporting requirements of the HSR Act and use its reasonable efforts to obtain termination of the waiting period under the HSR Act, including seeking early termination of the waiting period under the HSR Act.  The parties shall use their commercially reasonable efforts to take such action as may be required (i) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to the transactions contemplated hereby under the HSR Act or (ii) by any domestic court or similar tribunal, in order to avoid the entry of, or to effect the dissolution of any Order entered by or with any Governmental Authority that has the effect of adversely affecting or preventing the consummation of any of such transactions.  Kenexa Technology and BRLLC shall each pay one half of all fees associated with any filing under or pursuant to the HSR Act.  After the HSR Act filing has been made, each of Kenexa Technology and BRLLC (and, to the extent applicable, any party hereto that shall be treated as an ultimate parent entity, as defined in the HSR Act, of BRLLC) shall keep the other party informed of any material communication thereafter received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding this Agreement or any of the transactions contemplated hereby and permit the other party, through its legal advisors, to (A)  consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or (B) in connection with any proceeding by a private party, consult with each other in advance of any meeting or conference with such private party.

Section 6.7.            Approvals and Consents.  Each of the Parent, Kenexa Technology, Acquisition Sub, BRINC and BRLLC shall, as applicable to such party, use commercially reasonable efforts to make all filings with and provide all notices to all appropriate Governmental Authorities and obtain all consents, waivers, approvals, authorizations or orders, including (i) all regulatory rulings and approvals of any Governmental Authority and (ii) all actions, consents, approvals or waivers set forth on Schedule 7.3(d), required to consummate this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, such parties shall use their respective reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary in order to obtain, as promptly as possible, all consents and approvals required to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement in accordance with its terms and conditions.  In the event that any such party shall fail to obtain any such approval or consent described in clause (i) or (ii) hereof, such party shall use its commercially reasonable efforts, and shall take any actions reasonably requested by Kenexa Technology, to minimize any adverse effect upon Parent, Kenexa Technology, Acquisition Sub and their Affiliates (including, after the Effective Time, BRLLC, the Surviving Corporation and their respective Subsidiaries) resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such approval or consent.

Section 6.8.            Additional Agreements; Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parent, Kenexa Technology, Acquisition Sub, BRINC and BRLLC agrees to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective this Agreement and the transactions contemplated hereby, including (i) contesting any legal proceeding seeking to enjoin the Transactions and (ii) executing any additional instruments necessary to consummate this Agreement, the Transaction Documents, and the transactions contemplated hereby and thereby.  If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement and the Transaction Documents, the proper officers and directors of such party shall take all such necessary action as is commercially reasonable.

Section 6.9.            Employee Benefits.  Parent or Kenexa Technology will provide, or will cause BRLLC, the Surviving Corporation or any of their respective Subsidiaries to provide to the employees of BRLLC, BRINC or any of their respective Subsidiaries as of the Effective Time (the “Affected Employees”), for the period beginning at the Effective Time and ending on December 31, 2006, with base salary and employee benefits (not including any equity or bonus plans or programs) which in the aggregate are at least substantially comparable to those currently provided by BRLLC, BRINC or any of their respective Subsidiaries to their employees (not including any equity or bonus plans or programs); provided, however, that with respect to severance, in the event that Parent or Kenexa Technology amends or causes the Surviving Corporation to amend its severance policy after the Effective Time but on or before December 31, 2006 (any such amended policy being referred to as an “Amended Severance Policy”), any such Amended Severance Policy shall provide that the severance benefit shall be on the same terms and conditions to which an Affected Employee may be eligible under the BRINC severance policy in effect as of the date of this Agreement and shall not be less than the severance benefit to which such Affected Employee would have been eligible under the BRINC severance policy in effect as of the date of this Agreement; provided, further, that to the extent that any federal, state or local law, including, without limitation, so called “plant closing” laws, requires Parent, Kenexa Technology or the Surviving Corporation to give advance notice or make a payment of any kind to an Affected Employee because of such Affected Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the severance benefit shall be reduced by 60 calendar days of such Affected Employee’s base salary and benefits at the date of termination of such Affected Employee’s employment by the Surviving Corporation, but in no event shall such severance benefit be reduced below zero.  Except as provided in the preceding sentence, nothing contained herein shall be construed as requiring Parent, Kenexa Technology, BRLLC, the Surviving Corporation or any Subsidiary of BRLLC or the Surviving Corporation to continue any specific Employee Plan, including but not limited to any BRINC severance policy, practice or other arrangement.  Nothing in this Agreement requires Parent, Kenexa Technology, BRLLC, the

Surviving Corporation or any Subsidiary of BRLLC or the Surviving Corporation to continue the employment of any specific Person after the Effective Time.

Section 6.10.          Public Announcements.  On and after the date hereof and through the Effective Time, BRLLC, BRINC, the Selling Members and the Accel Parties, on the one hand, and Parent, Kenexa Technology and Acquisition Sub, on the other hand, shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure is required by applicable Laws.

Section 6.11.          Takeover Statutes.  If any Takeover Statute is or becomes applicable to this Agreement, any Transaction Document, the Transactions (including the Merger) or the other transactions contemplated by this Agreement or any Transaction Document, each of the parties hereto and their respective boards of managers or directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 6.12.          Financing.  The Parent, Kenexa Technology and Acquisition Sub shall use all reasonable efforts to obtain any financing necessary to enable the Parent, Kenexa Technology and Acquisition Sub to consummate the transactions contemplated hereby.

Section 6.13.          Section 280G.  Prior to the Closing Date, BRINC shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5) of the Code and any regulations promulgated thereunder.  Consistent with the requirements of Section 280G(b)(5) and the regulations, such vote shall establish the “disqualified individual’s” right to the payment, benefit or other compensation, and before the Closing Date, BRINC shall provide adequate disclosure to all stockholders of BRINC of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder.

Section 6.14.          Termination of 401(k) Plan.  Prior to the Closing Date, BRINC shall take (or cause to be taken) all actions that are necessary or appropriate to terminate (including, without limitation, adoption by the BRINC board of directors of appropriate resolutions), effective no later than the Effective Time, any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, including, without limitation, the BrassRing, Inc. 401(k) Plan.

Section 6.15.          Defense of Litigation.  Neither BRLLC nor BRINC shall settle or offer to settle, nor shall BRLLC or BRINC permit any of their respective Subsidiaries to settle or offer to settle, any Action against BRLLC, BRINC, any of their respective Subsidiaries or (if BRLLC,

BRINC or any such Subsidiary is a party to such Action) any of their respective managers, directors or officers by any Member of BRLLC or Stockholder of BRINC arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Kenexa Technology (not to be unreasonably withheld, conditioned or delayed).

Section 6.16.          Maintenance and Prosecution of Intellectual Property.

(a)           During the period from the date hereof through the Effective Time, BRLLC and BRINC shall take all commercially reasonable actions, and shall cause their respective Subsidiaries to take all commercially reasonable actions, to protect and maintain material Intellectual Property owned by BRLLC, BRINC or any of their respective Subsidiaries consistent with past practices, including prosecuting all pending applications for patents and maintaining each patent owned by BRLLC, BRINC or any of their respective Subsidiaries.

(b)           During the period from the date hereof through the Effective Time, BRLLC and BRINC shall promptly notify Parent if (i) it knows that any material Intellectual Property owned or used by BRLLC, BRINC or any of their respective Subsidiaries is likely to become abandoned or dedicated to the public domain, or (ii) it has received written notice of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the “USPTO”) or the U.S. Copyright Office (the “Copyright Office”) or equivalent office in any foreign jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determinations of the USPTO or the Copyright Office, regarding its ownership of any material Intellectual Property or its right to register the same or to keep, maintain and/or use the same.

Section 6.17.          Notification of Certain Matters.  Prior to the Closing, BRLLC, BRINC, any Selling Member or any Accel Party shall give prompt written notice to Kenexa Technology of (a) the existence or occurrence, or failure to occur, of any fact or event of which it obtains actual knowledge that would be reasonably likely to cause any representation or warranty of BRLLC, BRINC, any Selling Member or any Accel Party contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time assuming such representation or warranty is made at such time; (b) the failure of BRLLC, BRINC, any Selling Member or any Accel Party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (c) any written notice or other written communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (d) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)           Any written notice given pursuant to Section 6.17(a), to the extent applicable and expressly identified as such, shall constitute an exception to the representation, warranty or covenant to which such notice relates and a supplement to or modification of, as applicable, the Disclosure Schedule.  Following the Effective Time, for indemnification purposes under Article X, the representations, warranties and covenants of BRLLC, BRINC, the Selling Members and the Accel Parties shall be deemed to be qualified by the Disclosure Schedule as supplemented or modified in accordance with this Section 6.17(b) at or prior to the Effective Time.  Notwithstanding anything to the contrary in Section 6.17(a) or this Section 6.17(b), other than any supplement or modification resulting from events in the Ordinary Course of Business, unless Parent or Kenexa Technology consents in writing to any supplement to or modification of the Disclosure Schedule in accordance with this Section 6.17(b) or Parent, Kenexa Technology and Acquisition Sub consummate the transactions contemplated hereby by waiving the condition set forth in Section 7.3(a) or Section 7.3(b), as applicable, no supplement to or modification of the Disclosure Schedules (i) shall be included for the purposes of determining whether the conditions in Section 7.3(a) or Section 7.3(b) have been met, or (ii) shall limit the rights and remedies of Parent, Kenexa Technology and Acquisition Sub under Section 8.1(d) or Article X.

(c)           Prior to the Closing, Parent, Kenexa Technology or Acquisition Sub shall give prompt written notice to BRLLC, BRINC, the Selling Members and the Accel Parties of (a) the existence or occurrence, or failure to occur, of any fact or event of which it obtains actual knowledge that would be reasonably likely to cause any representation or warranty of Parent, Kenexa Technology or Acquisition Sub contained in this Agreement or in any other Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time assuming such representation or warranty is made at such time; (b) the failure of Parent, Kenexa Technology or Acquisition Sub to comply with or satisfy in any material respect any covenant to be complied with by it hereunder; (c) any written notice or other written communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents; and (d) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 6.18.          No Solicitations.  From the date hereof through the earlier of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, neither of BRLLC and BRINC shall, and BRLLC and BRINC shall cause each of its respective managers, officers, directors, employees, investment bankers, consultants, representatives, advisors and other agents not to (i) solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group of Persons (other than Parent, Kenexa Technology, Acquisition Sub or any of their respective Affiliates) concerning any Alternative Transaction, or (ii) enter into any agreement, letter of intent or memorandum of understanding involving an Alternative Transaction or which could reasonably be expected to result in BRLLC, BRINC or any of their respective Subsidiaries abandoning, terminating or failing to consummate the Transactions (including the Merger) and the other transactions contemplated hereby.  Notwithstanding the foregoing, prior to obtaining the Requisite BRINC Vote, BRINC or BRLLC may furnish non-public information concerning the business, properties or assets of BRINC or BRLLC, a Subsidiary of BRINC or BRLLC or a division of BRINC or BRLLC to another party and may engage in discussions or negotiations with such party, if (A) BRINC or BRLLC receives from such party an unsolicited bona fide written offer to acquire (whether by way of merger, consolidation, share exchange, stock or unit purchase or asset purchase) all of the outstanding capital stock or Units or all or substantially all of the assets of BRINC or BRLLC, other than as a result of a breach of this Section 6.15, and (B) the Board of Directors of BRINC or the manager of BRLLC, as applicable, concludes, after consultation with outside legal counsel, that the fiduciary duties of the Board of Directors or the manager under applicable law require BRINC or BRLLC to do so.

Section 6.19.          Indemnification.

(a)           For a period of six years from and after the Closing, each of Parent and Kenexa Technology agrees that it will, and will cause the Surviving Corporation to, (i) to the fullest extent permitted by Delaware law, indemnify and exculpate each individual who served as a manager, director or officer of BRINC or BRLLC at any time prior to the Closing (each, an “Indemnified Executive”) on a basis at least as favorable to the Indemnified Executives as provided by the exculpatory and indemnification provisions existing in the Certificate of Incorporation or By-laws of BRINC or the Certificate of Formation or Operating Agreement as of the Effective Time, and (ii) indemnify and hold harmless each Indemnified Executive against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under Delaware law (and the Parent, Kenexa Technology and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(b)           At or prior to the Effective Time, BRLLC and BRINC shall obtain an extended reporting period endorsement, or “tail coverage,” with respect to BRLLC’s and BRINC’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Parent), covering those persons who are currently covered by such policy for claims against them in such capacity arising out of events or occurrences that occurred on or prior to the Effective Time and made through the sixth anniversary of the Effective Time (the “D&O Tail”).

Section 6.20.          Data Protection.  Kenexa Technology agrees to process EU Personal Data received from BRLLC, BRINC and their respective Subsidiaries as a result of the Transactions contemplated hereby in accordance with Safe Harbor requirements.  To the extent that Kenexa Technology’s processing of such EU Personal Data is subject to the jurisdiction of a Member State of the European Union, Kenexa Technology further agrees to satisfy the requirements of Member State law on the protection of individuals with regard to the processing and free movement of such EU Personal Data.

Article VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1.            Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligations of each party hereto to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction at or before the Effective Time of the following conditions:

(a)           No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restrains, enjoins, restricts or makes illegal the consummation of the Transfer and the Merger;

(b)           any waiting period applicable to the Transactions under the HSR Act shall have terminated or expired and any other notices or approvals required to have been given to or obtained from any Governmental Authority prior to the Effective Time with respect to this Agreement and the transactions contemplated hereby shall have been either filed or received and shall be in full force and effect;

(c)           the Requisite BRINC Vote shall have been obtained; and

(d)           at least 21 days have elapsed from the date of delivery of the notice under the DGCL of action by partial written consent of Stockholders effecting the Requisite BRINC Vote.

Section 7.2.            Conditions to the Obligation of BRLLC, BRINC and the Selling Members.  The respective obligations of BRLLC, BRINC and the Selling Members to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction (or waiver by the Representative) at or before the Effective Time of the following conditions:

(a)           the representations and warranties of Parent, Kenexa Technology and Acquisition Sub contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects (except in the case of any representation or warranty containing a “material,” “materially” or Material Adverse Effect qualification, which shall be true and correct in all respects) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b)           each of the covenants and obligations of Parent, Kenexa Technology and Acquisition Sub to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time;

(c)           each of the documents described in Section 2.4(b) shall have been executed by Kenexa Technology and delivered to BRINC, BRLLC, the Selling Members and the Accel Parties; and

(d)           Parent shall have delivered a legal opinion of Pepper Hamilton LLP, counsel to Parent, in a form reasonably acceptable to BRLLC, BRINC and their counsel, dated as of the Closing Date.

Section 7.3.            Conditions to the Obligations of Parent, Kenexa Technology and Acquisition Sub.  The respective obligations of Parent, Kenexa Technology and Acquisition Sub to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction (or waiver by Parent, Kenexa Technology and Acquisition Sub) at or before the Effective Time of the following conditions:

(a)           the representations and warranties of BRLLC, BRINC, the Selling Members and the Accel Parties contained in this Agreement or in any other document delivered pursuant hereto, shall be true and correct in all material respects (except in the case of any representation or warranty containing a “material,” “materially” or Material Adverse Effect qualification, which shall be true and correct in all respects) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, and except to the extent such representations and warranties are no longer true or correct solely as a result of actions permitted by this Agreement);

(b)           each of the covenants and obligations of BRLLC, BRINC, the Selling Members and the Accel Parties to be performed or complied with at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed or complied with in all material respects, in each case at or before the Effective Time;

(c)           BRLLC, BRINC, the Selling Members and the Accel Parties shall have obtained the consents or approvals listed on Schedule 7.3(d);

(d)           since the date of this Agreement, there shall have not been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a BRLLC Material Adverse Effect;

(e)           each of the documents set forth in Section 2.4(c) shall have been executed by BRLLC or BRINC and delivered to Kenexa Technology;

(f)            BRLLC and BRINC shall have delivered a legal opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to BRLLC and BRINC, in a form reasonably acceptable to Parent and its counsel, dated as of the Closing Date;

(g)           each of the Omnibus Agreement dated as of February 15, 2002 by and among Accel VI L.P., Accel Internet Fund II L.P., Accel Keiretsu VI L.P., Accel Investors ‘98 L.P., Accel VI-S L.P., Accel Investors ‘98-S L.P., James W. Breyer, Susan Z. Breyer, BRLLC Holdings, Inc, Tribune National Marketing Company, Gannett Satellite Information Network, Inc., Kaplan, Inc., BRINC and BRLLC, and the Contribution Agreement dated as of December 29, 2001 between BRINC and BRLLC shall have been terminated;

(h)           all securities transfers and filings related to the reorganization of the non-U.S. Subsidiaries of BRLLC and BRINC shall have been completed or made; and

(i)            all powers of attorney granted by BRLLC, BRINC or any of their Subsidiaries shall have been revoked; and

(j)            BRLLC shall have delivered to Kenexa Technology: (i) a true, complete and correct list of all licensed Intellectual Property (including, but not limited to Off-the-Shelf Software) incorporated in each item of software set forth on Schedule 3.15(b)(ii), identifying the item of software into which such licensed Intellectual Property is incorporated, the licensor of such Intellectual Property, and the IP License pursuant to which such Intellectual Property is licensed to BRLLC, BRINC or any of their respective Subsidiaries, as applicable, and (ii) to the extent not previously provided, true, complete and correct copies of all such IP Licenses.

Article VIII
TERMINATION; AMENDMENT; WAIVER

Section 8.1.            Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite BRINC Vote has been obtained:

(a)           by written consent of Parent, Kenexa Technology, Acquisition Sub, BRINC, BRLLC, the Selling Members and the Accel Parties, authorized by their respective governing bodies at any time prior to the Closing;

(b)           by either Kenexa Technology or BRINC, if (i) any court of competent jurisdiction in the United States or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Transfer or Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Transfer and the Merger have not been consummated by December 15, 2006 (the “Outside Date”); provided, that Kenexa Technology may not terminate this Agreement pursuant to clause (ii) if the failure by Parent, Kenexa Technology or Acquisition Sub to fulfill any of its obligations under this Agreement shall have been the reason that the Transfer and the Merger shall not have occurred on or before the Outside Date; and provided further, that BRINC may not terminate this Agreement pursuant to clause (ii) if the failure by BRLLC, BRINC or any Selling Member to fulfill any of its obligations under this Agreement shall have been the reason that the Transfer and the Merger shall not have occurred on or before the Outside Date;

(c)           by BRINC, if (i) there shall have been a breach of any representation or warranty on the part of Parent, Kenexa Technology or Acquisition Sub set forth in this Agreement or in any Transaction Document or if any such representation or warranty of Parent, Kenexa Technology or Acquisition Sub shall have become untrue, such that the conditions set forth in Section 7.2(a) would be incapable of being satisfied by the Outside Date, and which breach has not been cured within twenty (20) Business Days after written notice by BRLLC thereof, or (ii) there shall have been a breach in any material respect by Parent, Kenexa Technology or Acquisition Sub of any of their respective covenants or agreements hereunder such that the conditions set forth in Section 7.2(b) would be incapable of being satisfied by the Outside Date, and which breach has not been cured within twenty (20) Business Days after written notice by BRLLC thereof; provided, that none of BRLLC, BRINC or any Selling Member has breached any of its obligations hereunder;

(d)           by Kenexa Technology if (i) there shall have been a breach of any representation or warranty on the part of BRLLC, BRINC, any Selling Member or any Accel Party set forth in this Agreement or in any other Transaction Document or if any such representation or warranty of BRLLC, BRINC, any Selling Member or any Accel Party shall have become untrue, such that the conditions set forth in Section 7.3(a) would be incapable of being satisfied by the Outside Date, and which breach has not been cured within twenty (20) Business Days after written notice by Kenexa Technology thereof, or (ii) there shall have been a breach in any material respect by BRLLC, BRINC, any Selling Member or any Accel Party, as applicable, of its respective covenants or agreements hereunder, such that the conditions set forth in Section 7.3(b) would be incapable of being satisfied by the Outside Date, and which breach has not been cured within twenty (20) Business Days after written notice by Kenexa Technology thereof; provided, that none of Parent, Kenexa Technology or Acquisition Sub has breached any of its respective obligations hereunder; or

(e)           by Kenexa Technology, if (i) the Requisite BRINC Vote is not obtained within one (1) Business Day after the date of this Agreement, or (ii) since the date of this Agreement, there shall have been any event, circumstance or fact that, individually or in the aggregate, has had or would reasonably be expected to have a BRLLC Material Adverse Effect.

Section 8.2.            Effect of Termination.  Except as set forth in this Section 8.2, in the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or shareholders, other than liability of any party, as the case may be, for a material breach of any representation, warranty, covenant or agreement under this Agreement occurring prior to such termination; provided, however, nothing herein shall be deemed to waive any rights of specific performance of this Agreement available to any party.  The provisions of Section 6.5, this Section 8.2 and Article XI hereof shall survive any termination of this Agreement.

Section 8.3.            Amendment.  This Agreement may be amended by action taken by the parties hereto, provided that no amendment shall be made which requires the approval of the Equityholders under applicable law without such approval.  This Agreement may be amended only by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.4.            Extension; Waiver.  At any time prior to the Effective Time, Parent, Kenexa Technology and Acquisition Sub, on the one hand, and BRLLC, BRINC, the Selling Members and the Accel Parties, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article IX
TAX MATTERS

Section 9.1.            Tax Indemnification.  The Equityholders shall be liable for, and shall pay, indemnify and hold harmless the Kenexa Indemnified Parties from and against any and all liability for Taxes imposed on, or due or payable by BRLLC, BRINC or any of their respective Subsidiaries for any taxable year or Tax period (or portion thereof) ending at or prior to the Effective Time, including any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) to the extent the liability for Taxes is not included as a current liability in the final determination of Closing Working Capital.  Parent and the Surviving Corporation shall be liable for, and shall pay, indemnify and hold harmless the Equityholder Indemnified Parties, pursuant and subject to the terms, conditions and limitations of Article X of this Agreement, from and against any and all liability for Taxes imposed on, or due or payable by BRLLC, BRINC or any of their respective Subsidiaries for any taxable year or tax period (or portion thereof) after the Effective Time, including any liability for Taxes under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

Section 9.2.            Tax Matters.

(a)           Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

(i)            Tax Periods Ending on or Before the Closing Date.  The Representative shall, at the Equityholders’ expense, cause to be prepared all (A) Tax Returns for any Income Taxes of BRLLC, BRINC and any of their respective Subsidiaries for all taxable periods ending on or prior to the Closing Date (the “Final Tax Returns”) and (B) all other Tax Returns of BRLLC, BRINC and any of their respective Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date.  All Tax Returns will be prepared in a manner consistent with prior returns, unless otherwise required by law.  The Equityholders shall deliver each Final Tax Return to Kenexa Technology no later than 45 days prior to the due date for filing such Final Tax Return, for Kenexa Technology’s review and approval.  Kenexa Technology shall be deemed to have approved a Final Tax Return unless it delivers a written notice of disagreement to the Representative within 10 days of the receipt of such Final Tax Return.  If Kenexa Technology delivers a notice of disagreement, Kenexa Technology and the Representative will negotiate in good faith to resolve the issues, but if they have not resolved the issues within five (5) days of the Representative’s receipt of the notice of disagreement, the items of disagreement shall be submitted to the Settlement Accountants for review, with instructions that no items shall be resolved in the favor of the Representative unless the Settlement Accountants advise, in writing, that the position of the Representative is more likely than not to be accepted by the relevant Tax authority.

(ii)           Tax Periods Beginning Before and Ending After the Closing Date.  Kenexa Technology and/or the Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of BRLLC, BRINC and any of their respective

Subsidiaries for Tax periods which begin on or before the Closing Date and end after the Closing Date (“Straddle Periods”).  Kenexa Technology and/or the Surviving Corporation shall permit the Representative to review and comment upon such Tax Returns.

(b)           Cooperation in Filing Tax Returns.  Kenexa Technology, the Surviving Corporation and the Equityholders shall, and shall each cause its Subsidiaries and Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each party will retain all Tax Returns, schedules, work papers, and all material records and other documents in its possession relating to Tax matters of BRLLC, BRINC and any of their respective Subsidiaries for the Tax period first ending after the Closing Date and for all prior Tax periods until the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

(c)           Allocation of Certain Taxes.

(i)            If BRLLC, BRINC or any of their respective Subsidiaries is permitted but not required under applicable Tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period.

(ii)           In the case of any Taxes for a Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of any Taxes, other than Income Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Income Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of BRLLC, BRINC and their respective Subsidiaries.

(d)           Payment of Transfer Taxes and Fees.  Kenexa Technology, on the one hand, and the Equityholders, on the other hand, each shall pay one half of all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement and Kenexa Technology and the Equityholders shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

(e)           Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements binding BRLLC, BRINC or any of their respective Subsidiaries shall be terminated as of the day before the Closing Date and, from and after the Closing Date, none of BRLLC, BRINC or any of their respective Subsidiaries shall be obligated to make any payment to any Person pursuant to any such agreement or arrangement for any past or future period.

Section 9.3.            Notification of Inquiry.  If Kenexa Technology becomes aware of any inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable by BRLLC, BRINC or any of their respective Subsidiaries for any taxable year or Tax period ending on or prior to the Closing Date which is subject to indemnification by the Equityholders, Kenexa Technology will promptly notify the Representative in writing.

Section 9.4.            Contest and Settlement.  The contest and/or settlement of any issue raised in any inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable for any taxable year or Tax period, shall be conducted as follows: (i) with respect to any such issue for which the Kenexa Indemnified Parties are not entitled to indemnification hereunder, Parent, Kenexa Technology and their Affiliates (including, after the Effective Time, BRLLC, the Surviving Corporation and their respective Subsidiaries) shall have the sole right, at their expense, to conduct the contest and/or settlement of such issue, and (ii) with respect to any such issue for which the Kenexa Indemnified Parties may be entitled to indemnification from the Equityholders hereunder, the Representative shall have the sole right, at the Equityholders’ expense, to conduct the contest and/or settlement of such issue; provided, however, that if any settlement would materially impact a Tax Return of Parent, Kenexa Technology or any of their Affiliates (including, after the Effective Time, BRLLC, the Surviving Corporation and their respective Subsidiaries) with respect to any period beginning after the Closing Date, Kenexa Technology and the Representative shall mutually agree on the terms of such settlement.

Section 9.5.            No Recourse Against Customers.  In the event any taxing authority shall assess any sales, goods and services or other similar Taxes, or in the event any Kenexa Indemnified Party shall submit a claim for indemnification with respect to such Taxes hereunder, the Equityholders shall have no recourse against, and no Equityholder shall seek reimbursement from, the customers of BRLLC, BRINC or their respective Subsidiaries with respect to which such Taxes shall have been assessed, provided, however, that the Kenexa Indemnified Parties shall use commercial reasonable efforts to seek reimbursement for such Taxes from the customer before seeking indemnification under this Agreement.

Section 9.6.            Miscellaneous.  During the period from the date of this Agreement to the Effective Time, BRLLC, BRINC shall promptly notify Kenexa Technology of any Action or audit pending or threatened against BRLLC, BRINC or any of their respective Subsidiaries in respect of any Tax matter, and not settle or compromise any such Action or audit without Kenexa Technology’s prior written consent (not to be unreasonably withheld or delayed).  During the period from the date of this Agreement to the Effective Time, neither BRLLC nor BRINC shall make, revoke, adopt or change, nor shall BRLLC or BRINC permit any of its respective Subsidiaries to make, revoke, adopt or change, any material Tax election or Tax accounting method without Kenexa Technology’s prior written consent (not to be unreasonably withheld or delayed).

Section 9.7.            Scope of Article IX.  Any claim for indemnification by any party under this Article IX shall be pursued in accordance with the procedures for indemnification claims, and shall otherwise be subject to the terms, conditions and limitations, set forth in Article X.  Notwithstanding the foregoing or any other term or condition of Article X, (i) claims for indemnification under this Article IX may be made by a party at any time prior to the 30th day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates, (ii) to the extent there is any inconsistency between the terms of Article X and Section 9.1 with respect any matter expressly set forth in Article X, the provisions of Article X shall govern and (iii) to the extent there is any inconsistency between the terms of Article X and the terms of this Article IX other than those set forth in Section 9.1 with respect any matter expressly set forth in such terms of this Article IX, such terms of this Article IX shall govern.

Article X
INDEMNIFICATION

Section 10.1.          Survival of Representations.  The representations and warranties of the parties contained herein shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “General Survival Date”); except that (i) the representations and warranties contained in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.3, Section 3.5, Section 3.24, Section 4.1, Section 4.5, Section 5.1, Section 5.2 and Section 5.7 shall survive indefinitely; and (ii) the representations and warranties contained in Section 3.11(b), Section 3.13, and Section 3.14 shall survive until the date which is thirty (30) calendar days after the applicable statute of limitations including any tolling thereof.  Any claims under this Agreement with respect to a breach of a representation or warranty must be asserted by written notice delivered prior to 5:00 P.M., Eastern Time, on the last Business Day of the applicable survival period and if such a notice is given, the survival period for such representation or warranty shall continue until the claim is fully resolved.

Section 10.2.          Indemnification.

(a)           Subsequent to the Effective Time, the Equityholders shall, severally (except as otherwise provided in Section 10.2(e)) and not jointly, indemnify and hold harmless Parent, Kenexa Technology and, after the Effective Time, the Surviving Corporation (“Kenexa Indemnified Parties”) from and against any damage, claim, loss, cost, Liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, defense and settlement, and any other amounts required to be paid in connection therewith (collectively “Damages”), incurred by such Kenexa Indemnified Parties or their respective Affiliates, officers, directors, employees, shareholders, members, partners and agents that arise out of, are in connection with or are related to, whether directly or indirectly:

(i)            any misrepresentation or breach of any warranty of BRLLC, BRINC, any Selling Member or any Accel Party contained in this Agreement or in any Transaction Document executed and delivered by BRLLC, BRINC, a Selling Member or an Accel Party pursuant to this Agreement;

(ii)           any breach or non-performance by BRLLC, BRINC, any Selling Member, any Accel Party or the Representative of any of its covenants or agreements contained in this Agreement or in any Transaction Document executed and delivered by BRLLC, BRINC, any Selling Member, any Accel Party or the Representative pursuant to this Agreement;

(iii)          any claims by any current or former holder of securities of BRLLC, BRINC or any of their respective Subsidiaries seeking to assert, or based upon, ownership or rights to ownership of securities of BRLLC, BRINC or any of their respective Subsidiaries or any rights as an owner of securities of BRLLC, BRINC or any of their respective Subsidiaries (other than the right to receive an amount set forth on the Equityholder Allocation Statement pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL);

(iv)          the amount of any Indebtedness (other than Indebtedness under the Standby Letter of Credit) in excess of the amount of the Funded Indebtedness paid at Closing pursuant to Section 2.11(a)(v);

(v)           the amount of any BRLLC Expenses incurred prior to the Effective Time in excess of the amount of BRLLC Expenses set forth on the Expense Statement and paid at Closing pursuant to Section 2.11(a)(vi);

(vi)          any excess of (A) the aggregate Severance Payments actually made by Kenexa by reason of termination of employees listed on the Severance Payment Statement, over (B) $2 million;

(vii)         any Liabilities from operations of BRLLC, BRINC or any of their respective Subsidiaries which have been discontinued as of the Effective Time;

(viii)        the failure of any item set forth in the Equityholder Allocation Statement to be true and correct in all respects as of the Effective Time;

(ix)           the Dissenting Shares Reduction Amount; and

(x)            the obligations of the Equityholders under Article IX;

(xi)           any Damages that arise out of, are incurred in connection with or are related to those Actions set forth Schedule 3.9;

(xii)          any Damages that arise out of obligations of BRLLC, BRINC and their respective Subsidiaries to indemnify any Person against any claim of infringement or misappropriation of Intellectual Property, where such obligation does not require the Person to: (i) accept a replacement or refund in lieu of continued use of the infringing or misappropriated product or service; (ii) promptly notify BRLLC, BRINC and their respective Subsidiaries of the claim and provide BRLLC, BRINC or their respective Subsidiaries the opportunity to control the defense of the claim; and (iii) waive any right to special, consequential or indirect damages; and

(xiii)         all amounts actually paid by BRLLC, BRINC, or any of their respective Subsidiaries as licensee to a licensor of any Off-the-Shelf Software to obtain a replacement or continuation license for such Off-the-Shelf Software to cure an existing breach of the license for such Off-the-Shelf Software or to the extent such a replacement or continuation license is made necessary by the consummation of the transactions contemplated by this Agreement and to the extent such license is not set forth on Schedule 3.4; provided, however, that such amounts shall not include (i) any amounts that become payable as a result of any failure to obtain such replacement or continuation license in a manner consistent with normal practices and policies and good commercial practice to mitigate such damages; or (ii) any amounts paid to expand the use of the software licensed pursuant to such Off-the-Shelf Software License beyond the scope of the Business as presently conducted by BRLLC, BRINC and their respective Subsidiaries; or (iii) amounts that would have been payable under such license absent the consummation of the transactions contemplated hereby or absent an existing breach.

(b)           Subsequent to the Effective Time, Parent, Kenexa Technology and the Surviving Corporation shall indemnify and hold harmless the Selling Members, the Accel Parties and the other Stockholders (the “Equityholder Indemnified Parties”) from and against any Damages incurred by such Equityholder Indemnified Parties or their respective Affiliates, officers, directors, employees, shareholders, members, partners and agents that arise out of, are in connection with or are related to, whether directly or indirectly:

(i)            any misrepresentation or breach of any warranty of Parent, Kenexa Technology or Acquisition Sub contained in this Agreement or in any Transaction Document delivered by Parent, Kenexa Technology or Acquisition Sub pursuant to this Agreement;

(ii)           any breach or non-performance by Parent, Kenexa Technology or Acquisition Sub of any of its covenants or agreements contained in this Agreement or in any Transaction Document delivered by Parent, Kenexa Technology or Acquisition Sub pursuant to this Agreement;

(iii)          the obligations of Parent and the Surviving Corporation under Article IX; and

(iv)          any and all Liabilities incurred in the operation of the business of BRLLC, BRINC and their respective Subsidiaries after the Effective Time, other than any Liabilities resulting from a breach by BRLLC, BRINC, any Selling Member or any Accel Party of any representation, warranty or covenant of BRLLC, BRINC, such Selling Member or such Accel Party, as applicable, in this Agreement.

(c)           The Indemnity Escrow Amount shall, subject to Section 2.14(g) and Section 10.2(d), be the sole and exclusive recourse of Kenexa Indemnified Parties with respect to any Damages for which indemnification is provided pursuant to Section 10.2(a) or Section 9.1, other than with respect to claims for (A) actual fraud, (B) defects in the title of any Membership Units or Shares, (C) any Encumbrance on Membership Units or Shares or (D) a breach of any representation or warranty contained in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.3, Section 3.5, Section 3.24, Section 4.1, Section 4.5, Section 3.11(b), Section 3.13 and Section 3.14.

(d)           Notwithstanding anything to the contrary in Section 10.2(c), any claims described in clauses (A) through (D) of Section 10.2(c) shall first be brought against the

Indemnity Escrow Account; provided, however, that to the extent that the aggregate distributions from the Indemnity Escrow Account for any such claims (“Fundamental Representation Distributions”) diminish the Indemnity Escrow Amount so that the Indemnity Escrow Amount is insufficient to satisfy other claims by the Kenexa Indemnified Parties which are otherwise limited to the Indemnity Escrow Amount, then: (i) in the case of any claims pursuant to clauses (A) through (C) of Section 10.2(c), the limitation to the Indemnity Escrow Amount set forth in Section 10.2(c) shall not apply to limit the amount payable to the Kenexa Indemnified Parties by any Equityholder to the extent (but only to the extent) of any Fundamental Representation Distributions for which such Equityholder is solely liable and (ii) in the case of any claims pursuant to clause (D) of Section 10.2(c), the limitation to the Indemnity Escrow Amount set forth in Section 10.2(c) shall not apply to limit the amount payable to the Kenexa Indemnified Parties severally by the Equityholders to the extent (but only to the extent) of any Fundamental Representation Distributions for which the Equityholders are severally liable.

(e)           Notwithstanding anything to the contrary in Section 10.2(c) or Section 10.2(d): (i) no Equityholder shall be liable for Damages pursuant to clauses (A) through (D) of Section 10.2(c) in excess of that portion of the Net Enterprise Value received by such Equityholder, and (ii) each Equityholder shall be solely liable for Damages related to defects in the title to or Encumbrances on his, her or its Membership Units or Shares or his, her or its actual fraud.

(f)            Damages, as used in this Article X, shall not be limited to Damages incurred or sustained in connection with matters asserted by third parties, but shall also include Damages incurred or sustained by a Kenexa Indemnified Party in the absence of third party claims.  The amount of Damages shall be calculated as further provided in Section 10.7.  No party hereto will be liable to another party hereunder for any punitive, consequential, incidental or special damages, including loss of revenue or income, diminution in value, business interruption, cost of capital or loss of business reputation or opportunity, relating to any claim for which such party may be entitled to recover under this Agreement other than damages relating to a claim for actual fraud of such party; provided, however, that for the avoidance of doubt, any Taxes payable by a Kenexa Indemnified Party (for purposes of this proviso only, “Kenexa Indemnified Party” includes BRINC, BRLLC and their respective Subsidiaries) as the result of a misrepresentation or breach of warranty contained in Section 3.13 shall constitute Damages for purposes of this Article X; provided, further that if a Kenexa Indemnified Party makes such a claim for Damages, the Kenexa Indemnified Parties shall provide the Equityholders’ Representative with reasonable access to the Tax books and records of BRLLC, BRINC and the relevant Kenexa Indemnified Party or Kenexa Indemnified Parties for purposes of responding to any such claim for Damages.

(g)           Notwithstanding anything in Article IX or this Article X to the contrary, no Kenexa Indemnified Party or its successors or assigns shall have any right or entitlement to indemnification from the Equityholders for any Damages relating to any matter arising under the provisions of this Agreement to the extent that any such Kenexa Indemnified Party or its successors and assigns had already recovered Damages with respect to the same matter pursuant to any other provision of this Agreement.

(h)           Any payments made pursuant to Article IX or this Article X shall constitute an adjustment to the Net Enterprise Value for Tax purposes and shall be treated as such by the parties hereto and the Surviving Corporation on their Tax Returns to the extent permitted by law.

Section 10.3.          Limitation on Indemnity.  Notwithstanding anything to the contrary herein, the Equityholders shall not be liable under Article IX or this Article X unless and until (i) with respect to claims for indemnification under Section 10.2(a)(xiii), the aggregate Damages for which the Equityholders would otherwise be liable under this Article X exceed Ten Thousand Dollars ($10,000) with respect to any one Off-the Shelf Software License (at which point the Equityholders shall become liable for the aggregate Damages with respect to any one such Off-the Shelf Software License and not just amounts which exceed Ten Thousand Dollars ($10,000)) or Fifty Thousand Dollars ($50,000) with respect to all Off-the-Shelf Software Licenses in the aggregate (at which point the Equityholders shall become liable for the aggregate Damages with respect to all such Off-the Shelf Software Licenses and not just amounts which exceed Fifty Thousand Dollars ($50,000)), and (ii) with respect to all other claims for indemnification under Article IX or this Article X, the sum of the Negative Adjustment Amount, if any, and the aggregate Damages for which they would otherwise be liable under Article IX and this Article X exceed $400,000 (at which point the Equityholders shall become liable for the aggregate Damages under Article IX and this Article X and not just amounts which, together with any Negative Adjustment Amount, exceed $400,000).

Section 10.4.          Notice of Claims.

(a)           Any Kenexa Indemnified Party seeking indemnification hereunder shall, within the limitation period provided for in Section 10.1 above, give to the Representative, a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such written notice shall not relieve the Equityholders of their obligations hereunder, except to the extent they shall have been materially prejudiced by such failure.

(b)           The Equityholders, acting through the Representative, shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice or (ii) provide such Kenexa Indemnified Party with written notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”).  Within fifteen (15) days after the giving of any Dispute Notice, the Representative and the Kenexa Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the parties shall thereupon proceed to pursue any and all available remedies at law.  If the Representative agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then the

Kenexa Indemnified Party shall be entitled to receive from the Indemnity Escrow Account the amount set forth in the Claim Notice, and Kenexa Technology and the Representative shall promptly execute a joint written instruction to the Escrow Agent to release such amount to such Kenexa Indemnified Party.

(c)           Notwithstanding the foregoing, the provisions of this Section 10.3 shall not apply in the case of a Claim Notice provided in connection with a claim by a third Person made against a Kenexa Indemnified Party, which claims are provided for by Section 10.6.

Section 10.5.          Mitigation; Exclusivity of Remedy.  Upon any Kenexa Indemnified Party becoming aware of any claim as to which indemnification may be sought by such Kenexa Indemnified Party pursuant to Article IX or this Article X, a Kenexa Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Damages.  From and after the Effective Time, the remedies in Article IX and this Article X shall be the exclusive remedies of the parties with respect to any and all matters covered by Article IX or this Article X (as applicable).  Notwithstanding the foregoing provisions of this Section 10.5, no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under applicable law, or actual fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto, and such rights, claims, causes of action or remedies shall not be limited to the Indemnity Escrow Account.

Section 10.6.          Third Person Claims.  If a claim by a third Person is made against a Kenexa Indemnified Parties, and if such party intends to seek indemnity with respect thereto under this Article X, such Kenexa Indemnified Parties shall promptly notify the Representative in writing of such claims, setting forth such claims in reasonable detail.  The Equityholders, acting through the Representative, shall have fifteen (15) days after receipt of such notice to undertake through counsel of their own choosing and at their own expense, the conduct of the settlement or defense thereof, and if the Equityholders so undertake, then they will control such settlement and defense and the Kenexa Indemnified Parties shall cooperate with the Equityholders in connection therewith; provided, that the Kenexa Indemnified Parties may participate in such settlement or defense through counsel chosen by such Kenexa Indemnified Parties and paid at its own expense; provided, further, that, if in the reasonable opinion of counsel for such Kenexa Indemnified Parties, there is a reasonable likelihood of a conflict of interest between the Equityholders and the Kenexa Indemnified Parties, the Equityholders shall be responsible for the reasonable fees and expenses of one counsel to Kenexa Indemnified Parties in connection with such defense.  So long as the Representative is reasonably contesting any such claim in good faith, the Kenexa Indemnified Parties shall not pay or settle any such claim without the consent of the Representative, which consent shall not be unreasonably withheld.  If the Representative does not notify the Kenexa Indemnified Parties in writing within fifteen (15) days after receipt of the Kenexa Indemnified Parties’ written notice of a claim of indemnity hereunder that the Equityholders are electing to undertake the defense thereof, the Kenexa Indemnified Parties shall have the right to undertake, at the Equityholders’ cost, risk and expense, the defense, compromise or settlement of the claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  Subject to the limitations set forth in this Section 10.6, the Equityholders shall pay the Kenexa Indemnified Parties’ reasonable, documented expenses as and when incurred, provided that until the General Survival Date, such expenses shall first be paid out of the Indemnity Escrow Account to the extent of funds available therein.  The Representative shall not, except with the consent of the Kenexa Indemnified Parties, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any settlement or consent to entry of any judgment that (a) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Kenexa Indemnified Parties of an unconditional release from all Liability with respect to such claim, (b) involves non-monetary relief or remedy, including any restrictions on the Kenexa Indemnified Parties’ ability to operate or compete, or (c) exceeds the remaining amount in the Indemnity Escrow Account.

Section 10.7.          Calculation of Damages.  The amount of any Damage for which indemnification is provided shall be (a) net of any reserves or current liabilities included in the final determination of Closing Working Capital, (b) net of any amounts recovered by the Kenexa Indemnified Party under insurance policies with respect to such Damages and (c) computed after taking into account all Tax consequences to the Kenexa Indemnified Party of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the event or the incurrence of the liability that has given rise to the right to receive the indemnification payment.  Thus, it is the intention of the parties that the Kenexa Indemnified Party be held harmless with respect to the liability that gave rise to the indemnification payment on an after-Tax basis.  In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Kenexa Indemnified Party expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims.  The Kenexa Indemnified Party agrees to pursue such claims diligently and to reasonably cooperate with each applicable insurance carrier and third party indemnitor or contributor.  The Kenexa Indemnified Party shall use its commercially reasonable efforts to seek recoveries under insurance policies and shall reimburse the Equityholders for any Damage indemnified by the Equityholders, which is subsequently recovered by the Kenexa Indemnified Party under any such insurance.

Section 10.8.          Appointment of the Representative.

(a)           The Selling Members and the Accel Parties hereby appoint and, in the event that the Merger is approved by the Requisite BRINC Vote, effective upon the Requisite BRINC Vote and without the further act of any Person, the other Stockholders and Optionholders shall be deemed to have appointed, the Representative as each Equityholder’s true and lawful attorney-in-fact and agent to execute in the name and on behalf of such Equityholder the Escrow Agreement and to make all decisions with respect to the defense and/or settlement of any claims for which a Kenexa Indemnified Party may claim to be entitled to indemnity under Article IX or this Article X and with respect to disbursements from the Indemnity Escrow Account.  The Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Representative.

(b)           Each Equityholder that accepts payment of any consideration in respect of the Transactions as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of a Letter of Transmittal, or by the approval of this Agreement, as the case may be, to have agreed that the provisions of Article IX or this Article X shall be binding upon such Equityholder and the successors and assigns of such Equityholder.

(c)           In addition, each Equityholder that accepts payment of any consideration in respect of the Transactions as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement, as the case may be, to have acknowledged and agreed that neither he, she or it nor any of his, her or its respective Affiliates will have any claims or rights to contribution or indemnity from Parent, Kenexa Technology, Acquisition Sub, BRLLC, BRINC, the Surviving Corporation or any of their respective Subsidiaries or any of the respective Affiliates of the foregoing Persons with respect to any amounts paid by any Equityholder pursuant to Article IX or this Article X or any liabilities that such Equityholder may have for actual fraud, provided, that nothing contained in this Section 10.8(c) shall be deemed to constitute a waiver or release by any Person of any rights to indemnification from BRLLC, BRINC or the Surviving Corporation pursuant to the DGCL, the Delaware Limited Liability Company Act, the Operating Agreement or the Certificate of Incorporation or bylaws of BRINC or any applicable policy of director and officer liability insurance.

(d)           The Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Equityholder, Parent, Kenexa Technology or Acquisition Sub, or any other evidence deemed by the Representative to be reliable.  The Representative shall be fully justified in failing or refusing or take any action under this Agreement unless it shall have received such advice or concurrence of the Equityholders as it deems appropriate or unless it shall have been expressly indemnified to its satisfaction by the Equityholders severally against any and all liability and expense that it may incur by reason of taking or continuing to take any such action.  The Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Equityholders who have a right to receive a majority of the Net Enterprise Value paid to the Equityholders, and such request, and any such action taken or failure to act pursuant thereto, shall be binding upon all of the Equityholders.

(e)           The Representative shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder except in the case of its intentional wrongdoing for personal benefit.  The Representative shall be entitled to consult with counsel of its choosing and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel.

(f)            The Representative shall not be paid any fee for services to be rendered hereunder.  The Representative shall be reimbursed from the Indemnity Escrow Account for up to $35,000 of all reasonable fees and expenses incurred by the Representative in performing its duties hereunder (including under Sections 2.14 and 2.17 and Articles IX and X) or under the Escrow Agreement and thereafter by the Equityholders for all such reasonable fees and expenses in excess of $35,000.

(g)           The Equityholders, jointly and severally, shall indemnify and hold the Representative harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, attorneys’ fees, and disbursements that may be imposed on the Representative or incurred by the Representative in connection with the performance of its duties under this Agreement, including any litigation arising from this Agreement or the Escrow Agreement or involving their subject matter, unless such loss, liability, claim or expense shall have been determined by a court of competent jurisdiction to be a result of the Representative’s intentional wrongdoing or for personal benefit.  Except in the case of fraud by an Equityholder, such Equityholder’s liability under Article IX or this Article X shall not exceed the portion of the Net Enterprise Value received by such Equityholder pursuant to this Agreement.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Representative be liable to the Equityholders for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Representative has been advised of the likelihood of such damages and regardless of the form of action.

(h)           The Representative may resign at any time.  The Representative may be removed at any time by a writing signed by Equityholders who have the right to receive a majority of the Net Enterprise Value paid or payable to the Equityholders.  If the Representative or any successor shall resign, be so removed, or become unable to act as the Representative, a replacement shall promptly be appointed by a writing signed by Equityholders who have the right to receive a majority of the Net Enterprise Value paid or payable to the Equityholders.  The Representative shall promptly notify Kenexa Technology and the Escrow Agent of any such resignation, removal or appointment.

(i)            Parent, Kenexa Technology, Acquisition Sub, the Surviving Corporation and the Escrow Agent shall be entitled to rely on the actions taken by the Representative, and that each action taken by the Representative shall be binding on each of the Equityholders as if such action had been performed by each such Equityholder.  The Equityholders, jointly and severally, shall indemnify and hold harmless the Kenexa Indemnified Parties and the Escrow Agent from and against any losses that any Kenexa Indemnified Party or the Escrow Agent may suffer, sustain or become subject to as the result of any claim by any of the Equityholders that an action taken by the Representative purportedly on behalf of the Equityholders pursuant to the authorization in Article IX or this Article X is not binding on or enforceable against any of the Equityholders.

Section 10.9.          Disbursements from the Escrow Account.  If any Kenexa Indemnified Party shall be entitled, upon completion of any applicable dispute resolution procedures set forth in Article IX or this Article X, to recover any amounts from the Indemnity Escrow Account pursuant to this Agreement, Kenexa Technology and the Representative shall promptly provide a joint written instruction to the Escrow Agent to deliver such amounts to Kenexa Technology (or any Person designated by Kenexa Technology).  If, after the General Survival Date, there are any amounts remaining in the Indemnity Escrow Account, then each Equityholder shall be entitled to receive his, her or its pro rata share (in proportion to his, her or its allocated portion of the Indemnity Escrow Amount as set forth in the Equityholder Allocation Statement) of such amounts, and Kenexa Technology and the Representative shall provide a joint written instruction to the Escrow Agent to deliver such amounts, by wire transfer of immediately available funds to an account, in the name of Parent, as agent; provided, however, that if prior to the General Survival Date, the Representative has received one or more Claim Notices which set forth indemnification claims under Article IX or this Article X for Damages that are unresolved on the General Survival Date, then an amount equal to the lesser of (a) the amount of the aggregate Damages claimed in, and reasonably expected to be incurred in connection with, each such unresolved Claim Notice, or (b) the amount remaining in the Indemnity Escrow Account, shall continue to be held by the Escrow Agent in the Indemnity Escrow Account to pay such claims and any other amounts associated therewith that are payable pursuant to Article IX or this Article X; and provided further, from time to time promptly after final resolution of each such indemnification claim set forth in any such Claim Notice, the Representative and Kenexa Technology will authorize the Escrow Agent to disburse all amounts remaining in the Indemnity Escrow Account to Parent, as payment agent, in the same manner as described above, subject to the condition that if at such time there remains unresolved any claim for Damages described in any Claim Notice, an amount equal to the lesser of (i) the amount of the aggregate Damages claimed in, and reasonably expected to be incurred in connection with, each such Claim Notice or (ii) the amount remaining in the Indemnity Escrow Account shall be maintained in the Indemnity Escrow Account.  Kenexa Technology and the Representative shall direct and cause Parent, as payment agent, to transmit to each Equityholder his, her, or its pro rata share (in proportion to his, her or its allocated portion of the Indemnity Escrow Amount as set forth in the Equityholder Allocation Statement) of any amounts paid by the Escrow Agent to Parent, as payment agent, pursuant to the second sentence of Section 10.9 promptly upon receipt of such amounts by Parent.

Article XI
MISCELLANEOUS

Section 11.1.          Entire Agreement; Assignment.  This Agreement (including the Disclosure Schedule) and the Transaction Documents (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; provided, however, that upon written notice to BRINC, BRLLC, the Selling Members and the Accel Parties, and without releasing Parent, Kenexa Technology and Acquisition Sub from any of their obligations or liabilities hereunder, Kenexa Technology and Acquisition Sub may assign or delegate any or all of their respective rights or obligations under this Agreement to any Affiliate of Parent, Kenexa Technology or Acquisition Sub or, after the Effective Time, Parent, Kenexa Technology and Acquisition Sub may assign or delegate any or all of their respective rights or obligations under this Agreement to any Person with or into which such entity merges or consolidates.  In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on the successors and assigns of Parent, Kenexa Technology, Acquisition Sub or the Surviving Corporation, as applicable.

Section 11.2.          Validity.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

Section 11.3.          Non-Reliance.  Each party hereto acknowledges that it has not relied upon any statement or representation by any other party hereto, that is not expressly set forth in this Agreement, including the Schedules, or the Transaction Documents.

Section 11.4.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by nationally-recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent, Kenexa Technology or Acquisition Sub:	Kenexa 650 East Swedesford Road Wayne, PA 19087 Fax: 610.971.9181 Attn.: Donald F. Volk Kenexa 120 West Weiuca Rd., Suite 109 Atlanta, GA 30342 Fax: 404.843.3674 Attn.: Archie L. Jones, Jr.

with copies to:	Pepper Hamilton LLP 300 Alexander Park Princeton, New Jersey 08543-5276 Fax: 609.452.1147 Attn.: Michael P. Weiner, Esq.

if to BRLLC or BRINC to:	BRASSRING LLC 343 Winter Street Waltham, MA 02451 Fax: 781.530.5500 Attn.: Deborah Besemer, President & CEO

with copies to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Fax: 617.526.5000 Attn.: Mark Borden, Esq.

if to the Representative to:	Gerald M. Rosberg The Washington Post 1150 15th Street, N.W. Washington, DC 20071

with a copy to:	The Washington Post 1150 15th Street, N.W. Washington, DC 20071 Fax: 202.334.1031 Attn.: General Counsel

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.5.          Governing Law; Jurisdiction; Service of Process.  This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to the laws as to choice or conflict of laws.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein).  Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.3 above.

Section 11.6.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.7.          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article II, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.8.          Expenses.  Except as otherwise expressly provided in this Agreement or the other Transaction Documents, each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with any due diligence investigation, or the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.  Upon the consummation of the Transactions, Kenexa Technology and/or the Surviving Corporation shall pay the fees and expenses of Parent, Kenexa Technology, Acquisition Sub and their Affiliates incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 11.9.          Counterparts.  This Agreement may be executed by facsimile or other similar electronic means (such as an e-mail exchange of .pdf, .tif or similar files) and in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BRASSRING LLC

By:	/s/ Deborah M. Besemer
Name: Deborah M. Besemer
Title: CEO and President

BRASSRING INC.

By:	/s/ Deborah M. Besemer
Name: Deborah M. Besemer
Title: CEO and President

GANNETT SATELLITE INFORMATION NETWORK, INC.

By:	/s/ Daniel S. Ehrman, Jr.
Name: Daniel S. Ehrman, Jr.
Title: Authorized Representative

BRLLC HOLDINGS, INC.

By:	/s/ Gerald M. Rosberg
Name: Gerald M. Rosberg
Title: President

TRIBUNE NATIONAL MARKETING COMPANY

By:	/s/ Donald C. Grenesko
Name: Donald C. Grenesko
Title: Vice President

KENEXA CORPORATION

By:	/s/ Elliot H. Clark
Name: Elliot H. Clark
Title: Chief Operating Officer

KENEXA TECHNOLOGY, INC.

By:	/s/ Elliot H. Clark
Name: Elliot H. Clark
Title: Chief Operating Officer

BIRMINGHAM ACQUISITION CORP.

By:	/s/ Elliot H. Clark
Name: Elliot H. Clark
Title: Chief Operating Officer

ACCEL VI L.P.

By: ACCEL VI ASSOCIATES, L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock
Attorney in Fact

ACCEL INTERNET FUND II, L.P.

By:	ACCEL INTERNET FUND II
ASSOCIATES L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock
Attorney in Fact

ACCEL KEIRETSU VI L.P.

By:	ACCEL KEIRETSU VI ASSOCIATES
L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock
Attorney in Fact

ACCEL INVESTORS ‘98 L.P.

By:	/s/ Tracy L. Sedlock
Attorney in Fact

ACCEL VI-S L.P.

By:	ACCEL VI ASSOCIATES L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock
Attorney in Fact

ACCEL INVESTORS ‘98-S L.P.

By:	ACCEL VI ASSOCIATES L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock
Attorney in Fact

/s/ James W. Breyer
James W. Breyer

REPRESENTATIVE

/s/ Gerald M. Rosberg
Gerald M. Rosberg
solely as the Representative of the Equityholders

EXHIBIT A

Form Working Capital Statement(1)

Current assets:
Cash and cash equivalents(2)	$
Accounts receivable, net of allowance	$
Prepaid expenses and other current assets(3)	$
Total current assets	$
Current liabilities(4):
Accounts payable and accrued expenses	$
Deferred revenue	$
Liabilities from discontinued operations	$
Other current liabilities	$
Deferred federal income taxes	$
Total current liabilities	$
Working Capital:	$

(1) Working Capital shall not include any accounts or liabilities owed by BRLLC, BRINC or any of their respective Subsidiaries to BRLLC, BRINC or any of their respective Subsidiaries.  In addition, reserves reflected on the Form Working Capital Statement used to calculate the Estimated Working Capital and on the Form Working Capital Statement used to calculate the Closing Working Capital shall be calculated in a manner consistent with this Agreement and GAAP, applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Audited Financial Statements, and the Ordinary Course of Business, and no reserves reflected on the balance sheet for the year ended December 31, 2005 shall be reduced or eliminated except by reason of an actual payment, final settlement of pending litigation or final judgment in pending litigation, in each case in the Ordinary Course of Business, or by reason of an elimination of an accrued expense for certain bonus payments to the extent that BRLLC, BRINC or any of their respective Subsidiaries has no liability with respect to such bonus payments.

(2) Cash and cash equivalents shall be net of outstanding checks and overdrafts.  The amount of cash shall be reduced by the Option Exercise Cash and increased by any BRLLC Expenses paid by BRLLC, BRINC and their respective Subsidiaries prior to Closing.

(3) Other current assets shall not include any Tax assets.

(4) Current liabilities shall not include the current portion of Funded Indebtedness, accrued interest thereon, or any incurred but unpaid BRLLC Expenses to the extent such amounts are paid at Closing pursuant to the Agreement.